Exhibit 10.2

AMENDMENT AND RESTATEMENT AGREEMENT dated as of May 3, 2007 (this “Agreement”), among BOISE CASCADE HOLDINGS, L.L.C. (“Holdings”), BOISE CASCADE, L.L.C. (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A. (f/k/a/ JPMorgan Chase Bank), as Administrative Agent, under the Second Amended and Restated Credit Agreement dated as of November 3, 2006 (as amended and in effect on the date hereof, the “Existing Credit Agreement”), among Holdings, the Borrower, the lenders referred to therein and the Administrative Agent.

WHEREAS, Holdings and the Borrower have requested, and the Required Restatement Lenders and the Administrative Agent have agreed, upon the terms and subject to the conditions set forth herein, that (a) the Tranche E Lenders referred to below extend credit to the Borrower in the form of Tranche E Term Loans on the Restatement Effective Date referred to below, in an aggregate principal amount equal to $525,000,000, (b) the Delayed Draw Lenders referred to below extend credit to the Borrower in the form of Delayed Draw Term Loans in an aggregate principal amount equal to $200,000,000, and (c) the Existing Credit Agreement be amended and restated as provided herein;

NOW, THEREFORE, Holdings, the Borrower, the Required Restatement Lenders and the Administrative Agent hereby agree as follows:

SECTION 1.  Defined Terms.  (a)  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the form of Restated Credit Agreement attached hereto as Exhibit A.

(b)  As used in this Agreement, the following terms have the meanings specified below:

“Delayed Draw Commitment” has the meaning assigned to such term in the Restated Credit Agreement.  The initial amount of each Delayed Draw Lender’s Delayed Draw Commitment is set forth on Schedule 1 hereto, or in the Assignment and Assumption pursuant to which such Delayed Draw Lender shall have assumed its Delayed Draw Commitment, as applicable.

“Delayed Draw Lenders” means the Persons named on Schedule 1 hereto, and any other Person to whom a Delayed Draw Commitment is assigned pursuant to an Assignment and Assumption.

“Existing Term Loans” means Tranche D Term Loans that are outstanding immediately prior to the Restatement Effective Date.

“Lender Addendum” means an addendum to this Agreement, in a form supplied by the Administrative Agent, pursuant to which a Lender may become a party to this Agreement.

“Required Lenders” has the meaning assigned to such term in the Existing Credit Agreement.

“Required Restatement Lenders” means, at any time, (a) the Required Lenders and (b) each of the Tranche E Lenders and the Delayed Draw Lenders.

“Restated Credit Agreement” means the Existing Credit Agreement as amended and restated in the form of Exhibit A to this Agreement.

“Restatement Effective Date” means the date on which the conditions specified in Section 7 of this Agreement are satisfied.

“Tranche D Lender” has the meaning assigned to such term in the Existing Credit Agreement.

“Tranche D Term Loan” has the meaning assigned to such term in the Existing Credit Agreement.

“Tranche E Commitment” means, with respect to each Tranche E Lender, the commitment, if any, of such Tranche E Lender to make a Tranche E Term Loan hereunder on the Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Tranche E Term Loan to be made by such Tranche E Lender hereunder.  The initial amount of each Tranche E Lender’s Tranche E Commitment is set forth on Schedule 2 attached hereto, or in the Assignment and Assumption pursuant to which such Tranche E Lender shall have assumed its Tranche E Commitment, as applicable.  The aggregate amount of the Tranche E Commitments is $525,000,000.

“Tranche E Lenders” means the Persons named on Schedule 2 hereto, and any other Person to whom a Tranche E Commitment is assigned pursuant to an Assignment and Assumption.

“Tranche E Term Loan” means a loan made pursuant to Section 3 of this Agreement.

SECTION 2.  Restatement Effective Date. (a)  The transactions provided for in Sections 3 through 6 hereof shall be consummated at a closing to be held on the Restatement Effective Date at the offices of Cravath, Swaine & Moore LLP, or at such other place as the parties hereto shall agree upon.

(b)  The Borrower shall give not less than one Business Day’s written notice to the Administrative Agent proposing a date as the Restatement Effective Date, and the Administrative Agent shall send copies of such notice to the Lenders.  The Tranche E Commitments shall terminate at 5:00 p.m., New York City time, on May 3,

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2007, and Delayed Draw Commitments shall terminate at 5:00 p.m., New York City time, on November 1, 2007, if the Restatement Effective Date shall not have occurred at or prior to such time.

(c)  The Required Lenders hereby waive the limitations set forth in Section 6.01 of the Existing Credit Agreement to the extent, but only to the extent, necessary to permit the Borrower to incur the Tranche E Term Loans on the Restatement Effective Date.  The Required Lenders also hereby waive the requirement set forth in Section 2.11(f) of the Existing Credit Agreement that the Borrower give three Business Days’ prior notice of the prepayment of Tranche D Term Loans to be made on the Restatement Effective Date; provided that such notice shall be given not later than 5:00 p.m., New York City time, on the Business Day before the date of prepayment (it being understood that any such notice may be revoked if the Restatement Effective Date does not occur).

(d)  Until the Restated Credit Agreement becomes effective in accordance with the terms of this Agreement, the Existing Credit Agreement shall remain in full force and effect and shall not be affected hereby.

SECTION 3.  Tranche E Term Loans; Prepayment of Tranche D Term Loans.  (a)  Subject to the terms and conditions set forth herein, each Tranche E Lender agrees to make a Tranche E Term Loan to the Borrower on the Restatement Effective Date in the manner contemplated by this Section.

(b)  The Borrower shall give a Borrowing Request to the Administrative Agent in accordance with Section 2.03 of the Restated Credit Agreement in order to request the Borrowing of Tranche E Term Loans to be made on the Restatement Effective Date.  The provisions of Sections 2.02, 2.03, 2.06 and 2.16 of the Restated Credit Agreement shall be applicable to such requested Borrowing, mutatis mutandis, regardless of whether the Restatement Effective Date occurs (and any obligations arising under any such Section shall survive the termination of this Agreement if the Restatement Effective Date does not occur); provided that (i) notwithstanding the foregoing, the Borrower may request that the initial Tranche E Term Borrowing be made as a Eurodollar Borrowing later than otherwise permitted, if such request is made not later than 12:00 noon, New York City time, one Business Day before the Restatement Effective Date and (ii) in such event, the LIBO Rate for the Interest Period for such Borrowing commencing on the Restatement Effective Date will be determined by the Administrative Agent by such means as it determines to be reasonably appropriate to reflect market rates for such Interest Period, rather than in accordance with the express terms of the definition of “LIBO Rate”.  The provisions of Section 9.04 of the Restated Credit Agreement shall be applicable to assignments of Tranche E Commitments.

(c)  On the Restatement Effective Date, the Borrower shall prepay in full all Tranche D Term Loans then outstanding, together with all accrued and unpaid interest on the Tranche D Term Loans, all amounts payable pursuant to Section 2.16 of the Existing Credit Agreement as a result of the prepayment of the Tranche D Term Loans (to the extent that the Borrower has received notice of such amounts) and all other

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amounts payable under the Existing Credit Agreement to the Tranche D Lenders in their capacity as such (to the extent that the Borrower has received notice of such amounts).  The rights of the Tranche D Lenders under Sections 2.15, 2.16, 2.17 and 9.03 of the Existing Credit Agreement shall survive such prepayment to the extent of amounts not so paid to them on the Restatement Effective Date.

(d)  The Borrower hereby authorizes and instructs the Administrative Agent to apply the proceeds of the Tranche E Term Loans to prepay principal of the outstanding Tranche D Term Loans on the Restatement Effective Date.  It is understood that the Borrower shall be responsible for all payments required to be made pursuant to paragraph (c) of this Section to the extent not made with such proceeds.

(e)  Each Tranche D Lender that executes a Lender Addendum specifically in the capacity as a Consenting Lender which does not have a Delayed Draw Commitment or a Tranche E Commitment shall be deemed on the Restatement Effective Date to have consented to this Agreement but shall not have any commitment to make Delayed Draw Term Loans or Tranche E Term Loans.

SECTION 4.  Delayed Draw Commitments; Reduction of Revolving Commitments.  (a)  Subject to the terms and conditions set forth herein, on the Restatement Effective Date each Delayed Draw Lender shall have a Delayed Draw Commitment under the Restated Credit Agreement.

(b)  Effective on the Restatement Effective Date, the Revolving Commitments shall be reduced by $25,000,000 (to $450,000,000).  Such reduction shall be effected in accordance with Section 2.08 of the Existing Credit Agreement, but without any requirement of notice.

SECTION 5.  Amendment of Security Documents.  The Required Restatement Lenders hereby (a) authorize the Collateral Agent to execute and deliver any amendments or modifications to the Security Documents that the Collateral Agent determines to be necessary or appropriate in connection with the Restatement Transactions and (b) consent to all such amendments or modifications; provided that such amendments or modifications to the Security Documents shall not become effective prior to the Restatement Effective Date.

SECTION 6.  Amendment and Restatement of the Existing Credit Agreement.  Effective on the Restatement Effective Date immediately after the prepayment of the Tranche D Term Loans pursuant to Section 3(c) above, the Existing Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto.  No separate execution of the Restated Credit Agreement shall be required.  From and after the effectiveness of such amendment and restatement, (i) the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof” and words of similar import, as used in the Restated Credit Agreement, shall, unless the context otherwise requires, refer to the Existing Credit Agreement as amended and restated in the form of the Restated Credit Agreement and (ii) the term “Credit

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Agreement”, as used in the other Loan Documents, shall mean the Restated Credit Agreement.

SECTION 7.  Conditions.  The consummation of the transactions set forth in Sections 3 through 6 of this Agreement, including the obligations of the Tranche E Lenders to make Tranche E Term Loans and the effectiveness of the Delayed Draw Commitments, shall be subject to the satisfaction of the following conditions precedent:

(a)  The Administrative Agent (or its counsel) shall have received from the Required Restatement Lenders and each of Holdings and the Borrower either (i) a counterpart of this Agreement or a Lender Addendum signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or portable document format (“PDF”) transmission of a signed signature page of this Agreement or a Lender Addendum) that such party has signed a counterpart of this Agreement or a Lender Addendum.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of (i) General Counsel of Holdings, substantially in the form of Exhibit B-1 to this Agreement and (ii) Kirkland & Ellis LLP, counsel for the Loan Parties, substantially in the form of Exhibit B-2 to this Agreement.   Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Restatement Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Restatement Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)  The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Restated Credit Agreement, with the same effect as though the Restated Credit Agreement were in effect and the Tranche E Term Loans were being made thereunder.

(e)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f)  The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Restatement Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including

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the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 of the Restated Credit Agreement or have been released.  Without limiting the generality of the foregoing, the Administrative Agent shall have received a counterpart of a Reaffirmation Agreement, substantially in the form of Exhibit C to this Agreement, duly executed and delivered on behalf of each Loan Party.

(g)  The Administrative Agent shall have received evidence that the insurance required by Section 5.07 of the Restated Credit Agreement and the Security Documents is in effect.

(h)  The Administrative Agent shall have received from the Borrower an amount sufficient, together with proceeds of the Tranche E Term Loans, to make the payments required to be made pursuant to Section 3(c) hereof.

(i)  The conditions set forth in Section 4.02 of the Restated Credit Agreement shall be satisfied with the same effect as though the Restated Credit Agreement were in effect and the Tranche E Term Loans were being made thereunder.

(j)  The Administrative Agent shall have received all documentation and other information requested by it to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the consummation of the transactions set forth in Sections 3 through 6 of this Agreement and the obligations of the Tranche E Lenders to make Tranche E Term Loans hereunder and the effectiveness of the Delayed Draw Commitments, in each case shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8 below) at or prior to 5:00 p.m., New York City time, on May 3, 2007 (and, in the event such conditions are not so satisfied or waived, the Tranche E Commitments and Delayed Draw Commitments shall terminate at such time).

SECTION 8.  Effectiveness; Counterparts; Amendments; Fees.  (a)  This Agreement shall become effective when copies hereof which bear the signatures of Holdings, the Borrower, the Administrative Agent and the Required Restatement Lenders shall have been received by the Administrative Agent.  This Agreement may not be amended nor may any provision hereof be waived except pursuant to a writing signed by Holdings, the Borrower, the Administrative Agent and the Required Restatement Lenders.  This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or a

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Lender Addendum by telecopy or PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.  No Novation.  This Agreement shall not extinguish the Loans outstanding under the Existing Credit Agreement.  Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Existing Credit Agreement, which (except to the extent repaid as provided herein) shall remain outstanding after the Restatement Effective Date as modified hereby.  Notwithstanding any provision of this Agreement, the provisions of Sections 2.15, 2.16, 2.17 and 9.03 of the Existing Credit Agreement as in effect immediately prior to the Restatement Effective Date will continue to be effective as to all matters arising out of or in any way related to facts or events existing or occurring prior to the Restatement Effective Date.

SECTION 10.  Notices.  All notices hereunder shall be given in accordance with the provisions of Section 9.01 of the Restated Credit Agreement.

SECTION 11.  Applicable Law; Waiver of Jury Trial.  (A)  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(B)  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.  Headings.  The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BOISE CASCADE HOLDINGS, L.L.C.,

by
/s/ Wayne Rancourt
Name: Wayne Rancourt
Title: Vice President and Treasurer

Principal Place of Business:
1111 West Jefferson Street
Boise, ID 83728
TIN: 20-1478587

BOISE CASCADE, L.L.C.,

by
/s/ Wayne Rancourt
Name: Wayne Rancourt
Title: Vice President and Treasurer

Principal Place of Business:
1111 West Jefferson Street
Boise, ID 83728
TIN: 20-1496201

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

by
/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

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SIGNATURE PAGE TO THE AMENDMENT AND RESTATEMENT AGREEMENT, DATED AS OF MAY 3, 2007 AMONG BOISE CASCADE HOLDINGS L.L.C., BOISE CASCADE, L.L.C., THE LENDERS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT.

Name of Institution*

Executing as a Tranche E Lender:	Executing as a Delayed Draw Lender:

by	by

Name:	Name:
Title:	Title:

*Each Lender must sign separately in each capacity in which it is agreeing to the terms of this Agreement.

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SCHEDULES AND EXHIBITS

Schedules

Schedule 1 –	Delayed Draw Commitments
Schedule 2 –	Tranche E Commitments

Exhibits

Exhibit A –	Form of Restated Credit Agreement
Exhibit B-1 –	Form of Opinion of General Counsel of Boise Cascade Holdings, L.L.C.
Exhibit B-2 –	Form of Opinion of Kirkland & Ellis LLP
Exhibit C –	Form of Reaffirmation Agreement

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EXHIBIT A
TO AMENDMENT AND RESTATEMENT AGREEMENT

THIRD AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

May 3, 2007

among

BOISE CASCADE HOLDINGS, L.L.C.,

BOISE CASCADE, L.L.C.,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC.

and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and

Joint Bookrunners

LEHMAN BROTHERS INC.,

as Syndication Agent

BANC OF AMERICA SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC.

and

GOLDMAN SACHS CREDIT PARTNERS L.P.
as Documentation Agents

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Classification of Loans and Borrowings	41
SECTION 1.03.	Terms Generally	41
SECTION 1.04.	Accounting Terms; GAAP	41
SECTION 1.05.	Certificates	41

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	68
SECTION 3.02.	Authorization; Enforceability	68

i

ARTICLE IV

Conditions

SECTION 4.01.	[Intentionally Omitted].	73
SECTION 4.02.	Each Credit Event	73
SECTION 4.03.	Delayed Draw Funding	74

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.15.	Effectiveness of Third Restated Credit Agreement	111

SCHEDULES:

Schedule 2.01 —Revolving Commitments

Schedule 3.05(d) —Real Property

Schedule 3.05(e) — Purchase Rights on Mortgaged Property

Schedule 3.06 — Disclosed Matters

Schedule 3.12 — Subsidiaries

Schedule 3.13 — Insurance

Schedule 6.01 — Existing Indebtedness

Schedule 6.02(a) — Existing Borrower Liens

Schedule 6.04(a) — Existing Borrower Investments

Schedule 6.09 — Original Effective Date Agreements

Schedule 6.10 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — [Intentionally Omitted]

Exhibit C — Form of Guarantee and Collateral Agreement

Exhibit D — Form of Perfection Certificate

THIRD AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 3, 2007, among BOISE CASCADE HOLDINGS, L.L.C., BOISE CASCADE, L.L.C., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, Holdings, Boise Land & Timber Holdings Corp., the Borrower, Boise Land & Timber Corp., the lenders party thereto and JPMorgan Chase Bank, N.A. (f/k/a/ JPMorgan Chase Bank), as administrative agent, were parties to the Credit Agreement dated as of October 29, 2004 (the “Original Credit Agreement”), as amended and in effect immediately prior to the First Restatement Effective Date (as defined herein);

WHEREAS, Holdings, Boise Land & Timber Holdings Corp., the Borrower, Boise Land & Timber Corp., the Required Restatement Lenders (as defined therein) and JPMorgan Chase Bank, N.A., as administrative agent, entered into an Amendment and Restatement Agreement dated as of April 18, 2005 (the “First Amendment and Restatement Agreement”);

WHEREAS, pursuant to the First Amendment and Restatement Agreement, on the First Restatement Effective Date the Original Credit Agreement was amended and restated in the form of the Amended and Restated Credit Agreement dated as of April 18, 2005 (the “First Restated Credit Agreement”);

WHEREAS, Holdings, Boise Land & Timber Holdings Corp., the Borrower, Boise Land & Timber Corp., the Required Lenders (as defined in the First Restated Credit Agreement) and JPMorgan Chase Bank, N.A., as administrative agent, entered into the Waiver, Amendment and Restatement Agreement dated as of November 3, 2006 (the “Second Amendment and Restatement Agreement”);

WHEREAS, pursuant to the Second Amendment and Restatement Agreement, on the Second Restatement Effective Date, the First Restated Credit Agreement was amended and restated in the form of the Second Amended and Restated Credit Agreement dated as of November 3, 2006 (the “Second Restated Credit Agreement”), as amended and in effect immediately prior to the Third Restatement Effective Date (as defined herein);

WHEREAS, Holdings, the Borrower, the Required Lenders (as defined in the Second Restated Credit Agreement) and JPMorgan Chase Bank, N.A., as administrative agent, entered into the Amendment and Restatement Agreement dated as of May 3, 2007 (the “Third Amendment and Restatement Agreement”); and

WHEREAS, pursuant to the Third Amendment and Restatement Agreement, on the Third Restatement Effective Date, the Second Restated Credit Agreement is amended and restated as provided herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” means, collectively, (a) an “account” as such term is defined in the Uniform Commercial Code as in effect from time to time in the State of New York or under other relevant law, and (b) any rights of the Borrower or any Subsidiary to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.

“Acquired Businesses” has the meaning assigned to such term in the Original Credit Agreement.

“Acquisition” means the acquisition by the Subsidiaries of all of the assets exclusively or primarily related to or used exclusively or primarily in the conduct of the Operating Businesses prior to the Original Effective Date.

“Acquisition Agreement” has the meaning assigned to such term in the Original Credit Agreement.

“Additional Consideration Agreement” has the meaning assigned to such term in the Acquisition Agreement.

“Additional Subordinated Debt” means unsecured Indebtedness of the Borrower in respect of borrowed money or in respect of promissory notes or other debt securities; provided that (a) such Indebtedness does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or any mandatory prepayment or redemption or any prepayment or redemption at the option of the holders thereof (except for prepayments or redemptions in respect of asset sales and changes in control on terms not less favorable to the Lenders than the terms of the Subordinated Debt as in effect on the Third Restatement Effective Date) prior to the date that is 180 days after the later of (i) the Tranche E Maturity Date or (ii) if such Indebtedness is incurred after the Borrower has obtained any Incremental Term Loans or while any Commitments from Augmenting Term Lenders to make Incremental Term Loans remain in effect, then the maturity date for such Incremental Term Loans, unless all such Incremental Term Loans have been repaid in full, (b) the terms of such indebtedness include subordination and guarantee release provisions not less favorable to the Lenders than the subordination and guarantee release provisions of the Subordinated Debt as in effect on the Third Restatement Effective Date, (c) the other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions, but excluding interest rate , any discount and redemption premiums) of such Indebtedness are not less favorable in any material respect to the Lenders than the terms of the Subordinated Debt as in effect on the Third Restatement Effective Date.

“Additional Subordinated Debt Documents” means any indenture under which any Additional Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Additional Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/32 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.  The terms “Administrative Agent” and “Collateral Agent” are used interchangeably and shall not be construed to distinguish separate roles, functions or duties.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, solely for purposes of Section 6.09, a Person shall not be an “Affiliate” of Holdings or the Borrower solely by reason of being commonly Controlled by Madison Dearborn if (a) such Person is not Controlled by Holdings or the Borrower and (b) the Equity Interests in such Person owned or Controlled, directly or indirectly, by Madison Dearborn represent less than 20% of each of the aggregate ordinary voting power and the aggregate equity value represented by such Person’s outstanding Equity Interests.

“Agents” means the Administrative Agent and the Syndication Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day (a) with respect to any Tranche E Term Loan or Delayed Draw Term Loan, (i) in the case of an ABR Loan, 0.50% per annum and (B) in the case of a Eurodollar Loan, 1.50% per annum and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that prior to delivery of consolidated financial statements for the fiscal quarter ending March 31, 2005, the Applicable Rate in respect of Revolving Loans shall be determined by reference to Category 1 below:

Leverage Ratio:	ABR Spread	Eurodollar Spread
Category 1
Greater than 4.00 to 1.00	1.25%	2.25%
Category 2
Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	1.00%	2.00%
Category 3
Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	0.75%	1.75%
Category 4
Less than or equal to 3.00 to 1.00	0.50%	1.50%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements of Holdings delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements of Holdings required to be delivered pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Term Lender” has the meaning assigned to such term in Section 2.21.

“BC Borrower” means the Borrower.

“BC Holdings” means Holdings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Boise Cascade, L.L.C., a Delaware limited liability company that is a wholly-owned subsidiary of Holdings, or, upon and after the Borrower Corporate Conversion, the corporation surviving the Borrower Corporate Conversion.

“Borrower Corporate Conversion” means the conversion of the Borrower from a Delaware limited liability company to a Delaware corporation pursuant to a transaction (whether effected by merger or otherwise) that (a) results in the surviving corporation having the same assets and liabilities as those of the Borrower immediately prior to such transaction, (b) results in shareholders of the surviving corporation that are the same as, and that hold Equity Interests in such surviving corporation in the same percentage interests as those held by, the members of the Borrower immediately prior to such transaction, and (c) does not involve any other consideration; provided that the Borrower Corporate Conversion shall occur if and only if the Holdings Corporate Conversion has occurred.  Such transactions may be effected by a direct conversion or by a merger with a newly formed corporate subsidiary in which the subsidiary is the surviving entity.

“Borrowing” means (a) all Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and its consolidated Subsidiaries that are (or would be) set forth as capital expenditures in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) the principal portion of Capital Lease Obligations incurred by Holdings, the Borrower and its consolidated Subsidiaries during such period; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) expenditures made pursuant to any election to apply Net Proceeds of a Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” to acquire assets as contemplated by the proviso to Section 2.11(c), (iii) the non-cash consideration transferred or disposed of in connection with a Permitted Operating Asset Swap, (iv) any Specified Investment and

(v) payments required to be made by any Loan Party under the Additional Consideration Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person of any Equity Interest in the Borrower (other than the ownership by Holdings of Equity Interests in the Borrower); (b) at any time prior to an IPO with respect to Holdings, the failure by Madison Dearborn to own, directly or indirectly, beneficially and of record, Equity Interests of Holdings representing at least a majority of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of Holdings; (c) at any time after an IPO with respect to Holdings, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Original Effective Date), other than Madison Dearborn, of Equity Interests representing 35% or more of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of Holdings; (d) after an IPO with respect to Holdings, occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither nominated by the board of directors of Holdings nor appointed by directors so nominated; (e) the acquisition, by reason of a written agreement, of direct or indirect Control of Holdings or the Borrower by any Person or group other than Madison Dearborn; or (f) the occurrence of a “Change of Control”, as defined in the Subordinated Debt Documents or the Senior Unsecured Debt Documents.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Effective Date.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche E Term Loans, Delayed Draw Term Loans, or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche E Commitment or Delayed Draw Commitment, and, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents.  The terms “Administrative Agent” and “Collateral Agent” are used interchangeably and shall not be construed to distinguish separate roles, functions or duties.

“Collateral Agreement” means the Guarantee and Collateral Agreement among each of Holdings, the Borrower, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Original Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of the Borrower and each Subsidiary owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary that is not a Loan Party) and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of each of Holdings, the Borrower and the Subsidiaries that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Administrative Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank; provided that Indebtedness of any such Person owing to a Loan Party shall not be required to be evidenced by a promissory note (but shall nevertheless constitute Collateral) if the aggregate principal amount of outstanding Indebtedness of such Person owing to Loan Parties and not so evidenced by promissory notes does not exceed $5,000,000;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder; and

(g) the Administrative Agent shall be reasonably satisfied that all warehousemen, bailees, agents or processors which have in their possession or control any Inventory with a fair market value in excess of $5,000,000 at any one time have been notified of the Liens created by the Security Documents in such Inventory and that the Borrower shall have used reasonable efforts to cause each such warehouseman, bailee, agent or processor to (i) acknowledge in writing, in form and substance satisfactory to the Administrative Agent, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Administrative Agent subject to the Liens created by the Security Documents and shall act upon the instructions of the Administrative Agent without further consent from any Loan Party, and (ii) agree to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

“Commitment” means a Revolving Commitment, Tranche E Commitment, Delayed Draw Term Commitment, or any combination thereof (as the context requires).

“Committed Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Committed Swingline Loans hereunder.

“Committed Swingline Loan” means a Loan made by the Committed Swingline Lender pursuant to Section 2.04(a).

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum (without duplication) of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any cash payments made during such period in respect of obligations referred to in clause (b)(iii) below that were amortized or accrued in a previous period and (iii) interest-equivalent costs associated with any Permitted Receivables Financing, whether accounted for as interest expense or loss on the sale of Receivables, minus (b) the sum of (i) interest income of Holdings, the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (iii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period; provided that from and after the Second Restatement Effective Date, interest expense and interest income on Indebtedness between Holdings, the Borrower and their respective subsidiaries, on the one hand, and Boise Land & Timber Holdings Corp., Boise Land & Timber Corp. and their subsidiaries on the other hand, shall be excluded from the determination of Consolidated Cash Interest Expense.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Consolidated EBITDA for the Measurement Period to (b) Consolidated Interest Expense for such Measurement Period; provided, however, that:

(1)  if Holdings, the Borrower or any Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, or both, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period;

(2)  if Holdings, the Borrower or any Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Holdings, the Borrower or such  Subsidiary had not earned the interest income actually earned during such period in respect of cash or Permitted Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)  if since the beginning of such period Holdings, the Borrower or any  Subsidiary shall have made any Material Disposition, Consolidated EBITDA for such period shall be reduced by an amount equal to Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Material Disposition for such period, or increased by an amount equal to Consolidated EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings, the Borrower or any Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings, the Borrower and the continuing Subsidiaries in connection with such Material Disposition for such period (or, if the Equity Interests of any Subsidiary are sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such  Subsidiary to the extent Holdings, the Borrower and the continuing Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)  if since the beginning of such period Holdings, the Borrower or any  Subsidiary (by merger or otherwise) shall have made an investment in any  Subsidiary (or any Person which becomes a Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

(5)  if since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into Holdings, the Borrower or any  Subsidiary since the beginning of such period) shall have made any Material Disposition, any investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Holdings, the Borrower or a Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Material Disposition, investment or acquisition had occurred on the first day of such period; and

(6)  Consolidated EBITDA and Consolidated Interest Expense of discontinued operations recorded on or after the date such operations are classified as discontinued in accordance with GAAP shall be excluded.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Borrower and may include Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any interest rate Swap Agreement applicable to such Indebtedness if such interest rate Swap Agreement has a remaining term in excess of 12 months).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a) all income tax expense of Holdings, the Borrower and the Subsidiaries, on a consolidated basis;

(b) all interest expense of Holdings, the Borrower and the Subsidiaries, on a consolidated basis;

(c) depreciation, depletion and amortization expense of Holdings, the Borrower and the Subsidiaries, on a consolidated basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(d) any management fees paid to Madison Dearborn in such period, not to exceed $2,000,000 for any consecutive four-quarter period;

(e) any non-recurring costs and expenses incurred in connection with the Acquisition, including non-recurring costs and expenses incurred in connection with the Financing Transactions and severance costs, facility closure and related restructuring costs incurred within 18 months of the Original Effective Date, in an aggregate amount for all periods not to exceed $25,000,000;

(f) any non-recurring costs and expenses related to (i) any public or private offering of Equity Interests of Holdings or the Borrower, (ii) any investment or acquisition permitted by Section 6.04 or (iii) recapitalizations or Indebtedness permitted by Section 6.01; and

(g)(i) all other non-cash charges of Holdings, the Borrower and the  Subsidiaries, on a consolidated basis (in each case excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less (ii) all non-cash items of income of Holdings, the Borrower and the Subsidiaries, on a consolidated basis (in each case other than accruals of revenue in the ordinary course of business and other than reversals (to the extent made without any payment in cash) of reserves previously excluded from clause (g)(i)),

in each case for such period.  Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Subsidiary was included in calculating Consolidated Net Income for any purpose and, with respect to a Subsidiary that is not a Subsidiary Loan Party, only if a corresponding amount would be permitted at the date of determination to be dividended to a Loan Party by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.  Solely for purposes of calculating the Leverage Ratio or Senior Leverage Ratio, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition (other than the Acquisition), their Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X.  As used in this definition, “Material Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property or assets (including the Equity Interests of a Subsidiary) that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000.

For purposes of this Agreement, Consolidated EBITDA for any Reference Period that includes any period of time prior to the Acquisition shall be calculated after giving pro forma effect for such period to the Acquisition and the other categories of adjustments to “EBITDA” used to calculate pro forma “Adjusted EBITDA” as set forth in footnote 7 under the section of the Offering Memorandum entitled “Offering memorandum summary—Summary historical and pro forma condensed combined financial data” (without duplication of amounts otherwise included in the calculation of “EBITDA” as presented in the Offering Memorandum), it being understood that, with respect to the adjustment related to the Additional Consideration Agreement, the adjustment shall be for a deemed one-time receipt by the Borrower of $40,233,000 pursuant to such agreement during the relevant Reference Period until such time as such Reference Period includes an actual payment or receipt pursuant to such agreement, at which point such actual payment or receipt shall be used in place of such deemed receipt.

“Consolidated Interest Expense” means, for any period, the total interest expense of Holdings, the Borrower and the consolidated Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings, the Borrower or the Subsidiaries, without duplication:

(a)  interest expense attributable to Capital Lease Obligations;

(b)  amortization of debt discount and debt issuance cost (other than amortization of debt issuance costs in respect of Indebtedness incurred in connection with the Acquisition);

(c)  capitalized interest;

(d)  non-cash interest expense;

(e)  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(f)  net payments or receipts (if any) pursuant to interest rate Swap Agreements;

(g)  dividends accrued in respect of all Disqualified Stock of any Loan Party and all preferred stock of any Subsidiary that is not a Loan Party, in each case held by Persons other than Holdings, the Borrower or a Subsidiary (other than dividends payable solely in Equity Interests (other than Disqualified Stock) of Holdings);

(h)  interest incurred in connection with investments in discontinued operations;

(i)  interest accruing on any Indebtedness of any Person (other than  Holdings, the Borrower and the Subsidiaries) to the extent such Indebtedness is Guaranteed by (or secured by the assets of) such Person or any subsidiary of such Person; and

(j)  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings, the Borrower or a Subsidiary) in connection with Indebtedness incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall not be included in such Consolidated Net Income:

(a) any net income of any Person (other than Holdings and the Borrower) if such Person is not a Subsidiary, except that, subject to the exclusion contained in clause (c) below, the Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (b) below);

(b) any net income of any Subsidiary that is not a Subsidiary Loan Party if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Borrower, except that:

(i) subject to the exclusion contained in clause (c) below, the Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income to the extent that the net income of such Subsidiary would be permitted at the date of determination to be dividended to the Borrower without any prior approval or waiver (that has not been obtained) pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Subsidiary or its stockholders (subject, in the case of a dividend or other distribution paid to another Subsidiary, to the limitation contained in this clause (i)) and

(ii) the Borrower’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(c) any gain or loss realized upon the sale or other disposition of any assets of Holdings, the Borrower or any Subsidiary or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interests of any Person;

(d) extraordinary gains or losses;

(e) any unrealized Statement of Financial Accounting Standards No. 133 gain or loss in respect of any Swap Agreement;

(f) any non-cash gains or losses attributable to the early extinguishment of Indebtedness;

(g) unusual or non-recurring non-cash gains or losses;

(h) any non-cash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142;

(i) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of Holdings, the Borrower or any Subsidiary; and

(j) from and after the Second Restatement Effective Date, any interest expense and interest income on indebtedness between Holdings, the Borrower and their respective subsidiaries, on the one hand, and Boise Land & Timber Holdings Corp., Boise Land & Timber Corp. and their respective subsidiaries, on the other hand;

in each case for such period. Notwithstanding the foregoing, any amounts received and any amounts paid by Holdings, the Borrower or any Subsidiary under the Additional Consideration Agreement during such period shall be added and subtracted, respectively, in calculating Consolidated Net Income, without duplication.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the right to exercise voting power or by contract.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Delayed Draw Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Delayed Draw Term Loan hereunder on a single date on or before November 1, 2007, expressed as an amount representing the maximum principal amount of Delayed Draw Terms to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Delayed Draw Commitment is set forth on Schedule 2 to the Third Amendment and Restatement Agreement or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Delayed Draw Commitment, as the case may be.  The initial aggregate amount of the Lenders’ Delayed Draw Commitments is $200,000,000.

“Delayed Draw Lender” means a Lender with a Delayed Draw Commitment or an outstanding Delayed Draw Term Loan, in its capacity as such.

“Delayed Draw Maturity Date” means April 30, 2014.

“Delayed Draw Term Loan” means a Loan made pursuant to Section 2.01(c).

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a)  matures or is mandatorily redeemable (other than redeemable only for any Equity Interest of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b)  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c)  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to 180 days after the Tranche E Maturity Date; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Equity Interest shall not constitute Disqualified Stock if:

(i) the “asset sale” or “change of control” provisions applicable to such Equity Interest are not more favorable to the holders of such Equity Interest than the terms applicable to the Subordinated Debt as in effect on the Third Restatement Effective Date; and
(ii) any such requirement only becomes operative after any Event of Default has been curved or waived.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price shall be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person. The Borrower may designate in an officer’s certificate delivered to the Administrative Agent at the time of issuance any Equity Interest of Holdings, the Borrower or any Subsidiary that would not otherwise be “Disqualified Stock” to be Disqualified Stock for all purposes of this Indenture.

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Swap Assets” means, in the case of a Permitted Operating Asset Swap, assets constituting warehousing or distribution facilities (including any related equipment and interests in real property associated therewith).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to occupational health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of Holdings, the Borrower or the Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) the consolidated net income (or loss) of Holdings, the Borrower and its consolidated Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events or Permitted Operating Asset Swaps; plus

(b) depreciation, amortization and other non-cash charges or losses deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the aggregate amount of payments received by any Loan Party pursuant to the Additional Consideration Agreement during such fiscal year; plus

(d) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues of Holdings, the Borrower and its consolidated Subsidiaries increased during such fiscal year; minus

(e) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues of Holdings, the Borrower and its consolidated Subsidiaries decreased during such fiscal year; minus

(f) Capital Expenditures for such fiscal year, except to the extent attributable to (i) the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness or (ii) the reinvestment of Net Proceeds received in respect of any Prepayment Events; minus

(g) the aggregate amount of payments made by any Loan Party pursuant to the Additional Consideration Agreement during such fiscal year; minus

(h) the amount of Tax Distributions paid in cash during such fiscal year in compliance with Section 6.08; minus

(i) the amount of any expenses related to severance costs, facility closure and related restructuring costs incurred in connection with the Acquisition and paid within 18 months of the Original Effective Date by any of Holdings, the Borrower or the Subsidiaries which expenses are not otherwise deducted in calculating the consolidated net income (or loss) of Holdings, the Borrower and its consolidated Subsidiaries as a result of the application of purchase accounting principles; minus

(j) the aggregate principal amount of Long-Term Indebtedness repaid, prepaid or redeemed (including any amounts paid during such fiscal year to repurchase Long-Term Indebtedness, to the extent permitted by this Agreement) by the Borrower and its consolidated Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans, Swingline Loans and LC Exposure unless (and then only to the extent that) the Revolving Commitments are also reduced, (ii) Term Loans prepaid pursuant to Section 2.11, (iii) repayments, prepayments or redemptions of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness, (iv) repayments,  prepayments or redemptions of Long-Term Indebtedness (other than Loans) deducted in calculating the amount of Net Proceeds in connection with any Prepayment Event and (v) repayments, prepayments or redemptions of Senior Unsecured Debt or Subordinated Debt pursuant to clause (vii) of Section 6.08(b); minus

(k) the aggregate amount of consideration paid in cash during such fiscal year for Permitted Acquisitions, to the extent not financed (i) by incurring Long-Term Indebtedness or (ii) with the Net Proceeds of Prepayment Events or (iii) with the Net Proceeds from the issuance of Equity Interests.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income  by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a).

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01 to the Original Credit Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by

Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, in respect of any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financing Transactions” has the meaning assigned to such term in the Original Credit Agreement.

“First Amendment and Restatement Agreement” has the meaning assigned to such term in the recitals hereto.

“First Restated Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“First Restatement Effective Date” means the “Restatement Effective Date”, as defined in the First Amendment and Restatement Agreement.

“First Restatement Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or is to be, a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the prepayment of the Tranche B Term Loans.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“FPH” means Forest Products Holdings, L.L.C., a Delaware limited liability company and a direct subsidiary of Madison Dearborn Capital Partners, IV, L.P.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease (including pursuant to any “synthetic lease”) property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holding Companies” has the meaning assigned to such term in the Original Credit Agreement.

“Holding Company” means Holdings.

“Holdings” means Boise Cascade Holdings, L.L.C., a Delaware limited liability company, or, upon and after the Holdings Corporate Conversion, the corporation surviving the Holdings Corporate Conversion.

“Holdings Corporate Conversion” means the conversion of Holdings from a Delaware limited liability company to a Delaware corporation pursuant to a transaction (whether effected by merger or otherwise) that (a) results in the surviving corporation having the same assets and liabilities as those of Holdings immediately prior to such transaction, (b) results in shareholders of the surviving corporation that are substantially the same as, and that hold Equity Interests in such surviving corporation in substantially the same percentage interests as those held by, the Members of Holdings (or the direct or indirect holders of the Equity Interests in such Members) immediately prior to such transaction, and (c) does not involve any other consideration.  Such transactions may be effected by a direct conversion or by a merger with a newly formed corporate subsidiary in which the subsidiary is the surviving entity.

“Immaterial Subsidiaries” means, at any time, Subsidiaries, that, on a consolidated basis with their respective Subsidiaries and treated as if all such Subsidiaries and their respective Subsidiaries were combined and consolidated as a single Subsidiary, (a) had consolidated assets representing less than 2% of the consolidated assets of

Holdings as of the last day of the most recently ended fiscal quarter for which financial statements are available, (b) accounted for less than 2% of the consolidated revenues of Holdings for the period of four consecutive fiscal quarters most recently ended for which financial statements are available and (c) accounted for less than 2% of Consolidated EBITDA of Holdings for the period of four consecutive fiscal quarters most recently ended for which financial statements are available.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21.

“Incremental Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” means Loans made by one or more Lenders to the Borrower pursuant to Section 2.21.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable due within one year and accrued expenses, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that if recourse for such Indebtedness is limited to such property, the amount of Indebtedness arising under this clause (f) shall be limited to the lesser of (i) the outstanding principal amount thereof and (ii) the fair market value of the property subject to such Lien, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Indenture” means the indenture dated as of October 29, 2004, in respect of the Subordinated Debt and Senior Unsecured Debt.

“Initial RP Basket Amount” means $108,500,000.

“Initial Senior Unsecured Debt” has the meaning assigned to such term in the definition of “Senior Unsecured Debt”.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with respect to a Eurodollar Revolving Borrowing, one week or, with the consent of each Lender participating in such Borrowing, nine or twelve months) thereafter, as the applicable Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) on one occasion, an Interest Period for a Eurodollar Tranche E Term Borrowing may be selected by the Borrower for a period of less than two months ending on June 30, 2007 (subject to clause (a) above).  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Collateral Agreement.

“IPO” means the initial offering by Holdings of its Equity Interests to the public by means of an offering registered with the Securities and Exchange Commission.

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A., in its capacity as an issuer of Letters of Credit hereunder, and (b) any other Revolving Lender that becomes an Issuing Bank pursuant to Section 2.05(j), in its capacity as an issuer of Letters of Credit hereunder, and, in each case, its successors in such capacity as provided in Section 2.05(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (whether issued before or after the Second Restatement Effective Date).

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, in the case of a Eurodollar Tranche E Term Borrowing with an Interest Period described in clause (c) of the proviso to the definition of the term “Interest Period”, the Administrative Agent may determine the LIBO Rate by any other means that it determines to reasonably reflect the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate  at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Third Amendment and Restatement Agreement, the Reaffirmation Agreement, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (whether made before or after the Third Restatement Effective Date); provided that, for purposes of calculating Excess Cash Flow or any prepayment required by Section 2.11(d), the term “Loans” also includes “Loans”‘ as defined in the Original Credit Agreement or any previous amendment and restatement thereof.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Madison Dearborn” means Madison Dearborn Capital Partners, IV, L.P., its Affiliates and investment funds under common management with Madison Dearborn Capital Partners, IV, L.P., but excluding any such Affiliate that is (a) a “portfolio company”, (b) a Person that is Controlled by, or under common Control with, Madison Dearborn Capital Partners, IV, L.P., or any of its Affiliates and conducts any business other than investment activities and activities incidental thereto or (c) Controlled by a Person described in clause (a) or (b) above.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of the Lenders under the Loan Documents.

“Material Acquisition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Disposition” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $25,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any of Holdings, the Borrower or the Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Measurement Period” means, with respect to any date of determination, the period of the most recent four consecutive fiscal quarters ended prior to such date of determination for which internal financial statements are available.

“Members” means the holders of the Equity Interests of Holdings.

“Milton Sale-Leaseback” means the real estate sale and leaseback transaction for the approximately 27 acres of land and improvements constructed by Boise Building Solutions Distribution, L.L.C. for a wholesale building materials distribution facility located at the street address of 8260 Armstrong Rd., Milton, FL.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations.  Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, the real property set forth on Schedule 3.05(c) that is identified on such Schedule as Mortgaged Property and the improvements thereto, and includes each other parcel of real property and improvements thereto owned by the Borrower or any Subsidiary with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Fair Market Value,” with respect to any non-cash property received by Holdings in respect of the issuance or sale of its Equity Interests, means the fair market value of such property, determined as provided in the definition of “Permitted Restricted Payment/Investment”, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid by any of Holdings, the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by any of Holdings, the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) owed to third parties secured by such asset, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by any of Holdings, the Borrower and the Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable to third parties, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of Holdings or the Borrower).

“Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings, the Borrower and its consolidated Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness).  Net Working Capital at any date may be a positive or negative number.  Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Offering Memorandum” means the offering memorandum dated October 15, 2004 relating to the Senior Unsecured Debt and the Subordinated Debt.

“Operating Businesses” means the forest products and distribution businesses (and assets comprising such businesses) acquired by the Borrower and its Subsidiaries pursuant to the Acquisition Agreement, including, (a) their paper manufacturing, conversion, distribution and sales operations, (b) their building solutions manufacturing and conversion operations, (c) their packaging and newsprint manufacturing, conversion, distribution and sales operations, (d) certain of their aviation operations and (e) their transportation operations.

“Original Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Original Effective Date” means October 29, 2004.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person if, immediately after giving effect thereto, (a) no Default has occurred and is continuing or would result therefrom, (b) the predominant business conducted by any such Person or business shall comply with the permitted businesses of the Borrower and the Subsidiaries as provided in Section 6.03(b), (c) all of the Equity Interests of each Subsidiary formed for the purpose of or resulting from such acquisition shall be owned directly by the Borrower or a Subsidiary and all actions required to be taken with respect to each such acquired or newly formed Subsidiary under Sections 5.12 and 5.13 have been taken, (d) Holdings, the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition (and any operating expense reductions related thereto that would be permitted to be deducted in any calculation of Consolidated EBITDA in accordance with the definition of such term contained herein), with the covenants contained in Sections 6.12 and 6.13 recomputed as at the last day of the most recently ended fiscal quarter of Holdings for which financial statements are available, as if such acquisition had occurred on the first day of each relevant period for testing such compliance and (e) the Borrower has delivered to the Administrative Agent an officers’ certificate to the effect set forth in clauses (a), (b), (c) and (d) above, together with all relevant financial information for the Person or assets to be acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, at least an A2 credit rating from S&P or at least a P2 credit rating from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) demand deposit accounts with commercial banks.

“Permitted Operating Asset Swap” means any transfer of Eligible Swap Assets by the Borrower or any Subsidiary in which at least 95% of the consideration received by the transferor consists of Eligible Swap Assets (and any balance of such consideration consists of cash); provided that (a) after giving effect to such transfer, the aggregate fair market value of all assets transferred pursuant to Permitted Operating Asset Swaps (i) during any fiscal year of the Borrower, on a cumulative basis, shall not exceed $20,000,000 and (ii) during the term of this Agreement, on a cumulative basis, shall not exceed $40,000,000 and (b) all actions required to be taken pursuant to Sections 5.12 and 5.13 with respect to any Eligible Swap Assets so received as consideration shall be taken.

“Permitted Receivables Financing” means financing arrangements pursuant to which the Borrower or one or more of the Subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling or otherwise transferring such Receivables and Related Security (on a non-recourse basis, other than Standard Securitization Undertakings) to one or more Receivables Subsidiaries, and such Receivables Subsidiary or Receivables Subsidiaries realize cash proceeds in respect of such Receivables and Related Security pursuant to a revolving committed financing arrangement; provided that (a) the Borrower shall deliver to the Administrative Agent copies of all documentation entered into in connection with any such financing arrangements and (b) the Borrower represents, in a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent, that the terms and conditions of such financing arrangements are customary for accounts receivable securitization financings.  The “funded amount” or “principal amount” of any Permitted Receivables Financing at any time shall be the principal amount of Receivables Financing Debt in respect thereof.

“Permitted Restricted Payment/Investment” means any Restricted Payment or investment if at the time thereof and after giving effect thereto:

(a) no Default shall have occurred and be continuing (or would result therefrom);

(b) the Consolidated Coverage Ratio, on a pro forma basis, shall not be less than 2.00 to 1.00; and

(c) the aggregate amount of all such Restricted Payments made pursuant to clause (xii) of Section 6.08(a) plus the aggregate amount of all investments made pursuant to clause (xvi) of Section 6.04 (but excluding any other Restricted Payments or investments unless expressly required to be taken into consideration for purposes hereof) since December 31, 2006 (treating all such Restricted Payments and investments made during the period from December 31, 2006 to the Third Restatement Effective Date as though the Third Restatement Effective Date had occurred on December 31, 2006) shall not exceed the sum (without duplication) of:

(i) the Initial RP Basket Amount; plus

(ii) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from December 31, 2006, to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment or investment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(iii) 100% of the aggregate Net Proceeds, and 100% of the aggregate Net Fair Market Value of property other than cash, in each case received by Holdings from the issuance or sale of its Equity Interests (other than Disqualified Stock) subsequent to December 31, 2006 (other than (i) an issuance or sale to Holdings or a Subsidiary of Holdings and (ii) an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution, and 100% of the fair market value of a capital contribution of property other than cash, in each case received by Holdings from its equity holders subsequent to December 31, 2006; plus

(iv) the amount by which Indebtedness (other than Indebtedness owed to Holdings or any of its Subsidiaries) of Holdings is reduced on Holdings’ balance sheet upon the conversion or exchange subsequent to December 31, 2006, of any Indebtedness of Holdings convertible or exchangeable for Equity Interests (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair market value of any other property, distributed by Holdings upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Proceeds received by Holdings or any Subsidiary that is not a Loan Party from the sale of such Indebtedness (excluding Net Proceeds from sales to Holdings or to a Subsidiary of Holdings or to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees); plus

(v) 100% of the aggregate amount received in cash by any Loan Party and the fair market value of property other than cash received by any Loan Party, in each case subsequent to December 31, 2006, from:

(A) the sale or other disposition (other than to Holdings or any of its Subsidiaries) of investments made by any Loan Party (in reliance upon such investment being a Permitted Restricted Payment/Investment) and from repurchases and redemptions of such investments from any Loan Party by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted a Permitted Restricted Payment/Investment (except in each case to the extent the investment was made other than on the basis that it constituted a Permitted Restricted Payment/Investment); and

(B) a dividend or distribution subsequent to December 31, 2006 from a Subsidiary that is not a Loan Party (solely to the extent not otherwise included in Consolidated Net Income); minus

(vi) 50% of the amount of Tax Distributions made pursuant to clause (viii) of Section 6.08(a) subsequent to December 31, 2006.

The fair market value of property other than cash covered by clauses (c)(iii), (iv) and (v) above shall be determined in good faith by Holdings and

(x) in the event of property with a fair market value in excess of $5.0 million, shall be set forth in a certificate of a Financial Officer; and

(y) in the event of property with a fair market value of in excess of $10.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of Holdings.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of Holdings, the Borrower or any Subsidiary (other than a Receivables Subsidiary), other than (i)  dispositions described in clauses (i), (ii), (iii), (iv), (vi) and (vii) of Section 6.05(a), and (ii)  other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower; or

(b) any insured casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary other than those resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower; or

(c) [Intentionally Omitted]

(d) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01; or

(e) any transfer of Receivables pursuant to a Permitted Receivables Financing; provided that any such transfer will be treated as a Prepayment Event only to the extent that, after giving effect thereto, the aggregate funded amount of such Permitted Receivables Financing exceeds the greatest aggregate funded amount previously outstanding thereunder.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Cost Savings” means cost savings that Holdings reasonably determines are probable based upon specifically identified actions to be taken within six months of the date of the acquisition (net of any reduction in Consolidated EBITDA as a result of such cost savings that Holdings reasonably determines are probable); provided that Holdings’ chief financial officer shall have certified in an officer’s certificate delivered to the Administrative Agent the specific actions to be taken, the cost savings to be achieved from each such action, that such savings have been determined to be probable and the amount, if any, of any reduction in Consolidated EBITDA in connection therewith. Where specifically provided by this Agreement, Holdings and the Borrower shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period.

“Receivable” means an Account owing to the Borrower or any Subsidiary (before its transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Receivables Financing Debt” means, as of any date with respect to any Permitted Receivables Financing, the amount of the outstanding Receivables subject to such Permitted Receivables Financing that would be required to discharge all principal obligations to financing parties (and would not be returned, directly or indirectly, to the Borrower or any Subsidiary) if all such Receivables were to be collected at such date and such Permitted Receivables Financing were to be terminated at such date.

“Receivables Subsidiary” means a wholly-owned Subsidiary that does not engage in any activities other than participating in one or more Permitted Receivables Financings and activities incidental thereto; provided that (a) such Subsidiary does not have any Indebtedness other than (i) Indebtedness incurred pursuant to a Permitted Receivables Financing owed to financing parties supported by Receivables and Related Security and (ii) Subordinated Receivables Transfer Debt, (b) neither Holdings, the Borrower nor any other Subsidiary Guarantees any Indebtedness or other obligation of such Subsidiary, other than Standard Securitization Undertakings and (c) all Equity Interests of and other investments in such Subsidiary that are owned by the Borrower or any other Subsidiary (including any Subordinated Receivables Transfer Debt) are pledged pursuant to the Collateral Agreement.

“Redemption” has the meaning set forth in Section 5.11.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, and advisors and trustees of such Person and such Person’s Affiliates.

“Related Security” means, with respect to any Receivable: (a) all of the Borrower’s or the applicable Subsidiary’s right, title and interest in and to any goods, the sale of which gave rise to such Receivable; (b) all security pledged, assigned, hypothecated or granted to or held by the Borrower or the applicable Subsidiary to secure such Receivable; (c) all guaranties, endorsements and indemnifications on, or of, such Receivable or any of the foregoing (other than by any of Holdings, the Borrower and the Subsidiaries that is not a Receivables Subsidiary); (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith; (e) all books, records, ledger cards and invoices related to such Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise; (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers; (g) all credit information, reports and memoranda relating thereto; (h) all other writings related thereto; and (i) all proceeds of any of the foregoing.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Commitments at such time.

“Restatement Transactions” means (a) execution, delivery and performance by each Loan Party of the Loan Documents to which it is, or is to be, a Party, the borrowing of the Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the prepayment of the Tranche D Term Loans and (c) the Redemption.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Revolving Availability Period” means the period from and including the Original Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder,  expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 (as of the First Restatement Effective Date), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.  The aggregate amount of the Lenders’ Revolving Commitments as of the Third Restatement Effective Date is $450,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Facility” means the credit facility hereunder represented by the Revolving Commitments and the extensions of credit thereunder.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a) and includes any “Revolving Loan” outstanding under the Second Restated Credit Agreement on the Third Restatement Effective Date.

“Revolving Maturity Date” means October 29, 2010.

“S&P” means Standard & Poor’s.

“Second Amendment and Restatement Agreement” has the meaning assigned to such term in the recitals hereto.

“Second Restatement Effective Date” means the “Restatement Effective Date”, as defined in the Second Amendment and Restatement Agreement.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Seller Parent” means OfficeMax Incorporated (f/k/a Boise Cascade Corporation), a Delaware corporation.

“Senior Leverage Ratio” means, on any date, the ratio of (a) Total Senior Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Senior Unsecured Debt” means (a) the senior floating rate notes due 2012 issued by the Borrower on the Original Effective Date in the aggregate principal amount of $250,000,000 and the Indebtedness represented thereby (the “Initial Senior Unsecured Debt”) and (b) any senior unsecured debt securities issued by the Borrower after the Original Effective Date to refinance the Initial Senior Unsecured Debt; provided that (i) such senior unsecured debt securities do not mature earlier than, or require any scheduled payment of principal, sinking fund payment or similar payment prior to, the scheduled maturity date of the Initial Senior Unsecured Debt, (ii) the Indebtedness in respect of such senior unsecured debt securities is not Guaranteed by any Person that did not Guarantee (and is not permitted by this Agreement to Guarantee) the Initial Senior Unsecured Debt, (iii) the aggregate principal amount of such senior unsecured debt securities does not exceed the aggregate principal amount of Initial Senior Unsecured Debt refinanced thereby plus capitalized interest and any applicable redemption premiums paid in respect of the refinancing thereof, (iv) the portion of the interest rate payable in cash in respect of such senior unsecured debt securities does not exceed the interest rate in respect of the Initial Senior Unsecured Debt, (v) such senior unsecured debt securities are not supported by any letter of credit or other credit enhancement, (vi) the terms and conditions of such senior unsecured debt securities and any Senior Unsecured Debt Documents in respect thereof (including covenants, events of default and any provisions relating to any mandatory redemption or required offer to repurchase such senior unsecured debt securities) are no less favorable in any material respect to the Loan Parties and the Lenders than the terms and conditions of the Initial Senior Unsecured Debt and the Senior Unsecured Debt Documents in respect of the Initial Senior Unsecured Debt and (vii) the Initial Senior Unsecured Debt being refinanced by such senior unsecured debt securities is repaid on the same date that such senior unsecured debt securities are issued.

“Senior Unsecured Debt Documents” means any indenture under which any Senior Unsecured Debt is issued and all other instruments, agreements and other documents evidencing or governing any Senior Unsecured Debt or providing for any Guarantee or other right in respect thereof.

“Specified Investment” means any investment by the Borrower or any Subsidiary that is financed solely with Net Proceeds received from the issuance of Equity Interests by Holdings after the First Restatement Effective Date, provided that (i) the Administrative Agent receives written notice describing such investment concurrently with or promptly following the issuance of such Equity Interests and (ii) such investment is made within 90 days of receipt by Holdings of such Net Proceeds.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or any Subsidiary in connection with a Permitted Receivables Financing that are customary for accounts receivables securitization financings; provided that Standard Securitization Undertakings shall not include any Guarantee of any Indebtedness or collectability of any Receivables.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt” means (a) the 7 1/8% senior subordinated notes due 2014 issued by the Borrower on the Original Effective Date in the aggregate principal amount of $400,000,000 and the Indebtedness represented thereby (the “Initial Subordinated Debt”) and (b) any subordinated debt securities issued by the Borrower after the Original Effective Date to refinance the Initial Subordinated Debt; provided that (i) such subordinated debt securities do not mature earlier than, or require any scheduled payment of principal, sinking fund payment or similar payment prior to, the scheduled maturity date of the Initial Subordinated Debt, (ii) the Indebtedness in respect of such subordinated debt securities is not Guaranteed by any Person that did not Guarantee (and is not permitted by this Agreement to Guarantee) the Initial Subordinated Debt, (iii) the aggregate principal amount of such subordinated debt securities does not exceed the aggregate principal amount of Initial Subordinated Debt refinanced thereby plus capitalized interest and any applicable redemption premiums paid in respect of the refinancing thereof, (iv) the portion of the interest rate payable in cash in respect of such subordinated debt securities does not exceed the interest rate in respect of the Initial Subordinated Debt, (v) such subordinated debt securities are unsecured and are not supported by any letter of credit or other credit enhancement, (vi) the terms and conditions of such subordinated debt securities and any Subordinated Debt Documents in respect thereof (including subordination provisions, covenants, events of default and any provisions relating to any mandatory redemption or required offer to repurchase such subordinated debt securities) are no less favorable in any material respect to the Loan Parties and the Lenders than the terms and conditions of the Initial Subordinated Debt and the Subordinated Debt Documents in respect of the Initial Subordinated Debt and (vii) the Initial Subordinated Debt being refinanced by such subordinated debt securities is repaid on the same date that such subordinated debt securities are issued.

“Subordinated Debt Documents” means any indenture under which any Subordinated Debt is issued and all other instruments, agreements and other documents evidencing or governing any Subordinated Debt or providing for any Guarantee or other right in respect thereof.

“Subordinated Receivables Transfer Debt” means Indebtedness of a Receivables Subsidiary owed to the Borrower or a Subsidiary and incurred to finance the purchase of Receivables and Related Security from the Borrower or a Subsidiary in connection with a Permitted Receivables Financing; provided that (a) such Indebtedness is evidenced by a promissory note pledged pursuant to the Collateral Agreement and (b) all proceeds of such Indebtedness are applied by such Receivables Subsidiary to pay the purchase price of such Receivables and Related Security.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary or a Receivables Subsidiary.

“Supply Agreement” means the Paper Purchase Agreement dated October 29, 2004, between Boise White Paper, L.L.C. and Seller Parent, amending and superseding the Paper Purchase Agreement Term Sheet dated April 28, 2004 between Seller Parent and Boise Office Solutions.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

“Swingline Lenders” means the Committed Swingline Lender and any Uncommitted Swingline Lenders.

“Swingline Loan” means a Committed Swingline Loan or an Uncommitted Swingline Loan.

“Syndication Agent” means Lehman Commercial Paper Inc., in its capacity as syndication agent for the Lenders.

“Tax Distributions” means cash distributions by Holdings to the Members in respect of its Equity Interests for the purpose of providing the Members with funds to pay the tax liability attributable to their shares of the taxable income of Holdings and its consolidated subsidiaries.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Lender” means a Delayed Draw Lender or a Tranche E Lender.

“Term Loans” means Tranche E Term Loans or Delayed Draw Term Loans; provided that, for purposes of calculating Excess Cash Flow or any prepayment required by Section 2.11(d) the term “Term Loans” also includes “Term Loans” as defined in the Original Credit Agreement or any previous amendment and restatement thereof.

“Third Amendment and Restatement Agreement” has the meaning assigned to such term in the recitals hereto.

“Third Restatement Effective Date” means the “Restatement Effective Date”, as defined in the Third Amendment and Restatement Agreement.

“Timber Borrower” has the meaning assigned to such term in the Original Credit Agreement.

“Total Indebtedness” means, as of any date, the sum (without duplication) of (a) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis (but, in each case, excluding (i) Receivables Financing Debt and (ii) obligations arising under the Additional Consideration Agreement) as of such date minus (c) cash on hand and Permitted Investments of Holdings, the Borrower and the Subsidiaries as of such date (other than any such cash or Permitted Investments subject to any Lien (other than (i) Liens securing Indebtedness described in clause (a) or (b) above and (ii) Permitted Encumbrances that would not prohibit, limit, or otherwise impair the ability of the Borrower to use such cash and Permitted Investments to pay the Obligations hereunder))

in an aggregate amount not to exceed $35,000,000; provided that, for purposes of clause (b) above, the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Total Senior Indebtedness” means, as of any date, (a) Total Indebtedness as of such date minus (b) the portion of Total Indebtedness as of such date represented by Subordinated Debt or Additional Subordinated Debt.

“Tranche B Term Loan” has the meaning assigned to such term in the Original Credit Agreement.

“Tranche D Term Loan” means a Loan made pursuant to Section 3 of the First Amendment and Restatement Agreement.

“Tranche E Commitment” has the meaning assigned to such term in the Third Amendment and Restatement Agreement.

“Tranche E Lender” means a Lender with an outstanding Tranche E Term Loan.

“Tranche E Maturity Date” means April 30, 2014.

“Tranche E Term Loan” means a Loan made pursuant to Section 3 of the Third Amendment and Restatement Agreement.

“Transactions” has the meaning assigned to such term in the Original Credit Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uncommitted Swingline Lender” means, at any time, any Revolving Lender, Tranche E Lender or Delayed Draw Lender that holds an Uncommitted Swingline Loan outstanding at such time.

“Uncommitted Swingline Loan” means a Loan made pursuant to Section 2.04(d); provided that any such Loan shall cease to constitute a “Loan” for all purposes of the Loan Documents if the holder of such Loan is neither a Revolving Lender, a Tranche E Lender nor a Delayed Draw Lender.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

SECTION 1.05.  Certificates.  All certificates and other documents or statements of any sort provided, executed or attested to by any officer, director or employee of any Loan Party shall be treated as being provided, executed or attested to on behalf of such Loan Party, and not in such officer’s, director’s or employee’s individual capacity.

ARTICLE II

The Credits

SECTION 2.01.  Revolving Commitments; Tranche E Term Loans; Delayed Draw Commitments.  (a)  Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Revolving Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)  The Tranche E Term Loans constitute Loans made pursuant to this Agreement for all purposes of the Loan Documents.  Amounts repaid or prepaid in respect of Tranche E Term Loans may not be reborrowed.

(c)  Subject to the terms and conditions set forth herein, each Delayed Draw Lender agrees to make a Delayed Draw Term Loan to the Borrower on a single date on or before November 1, 2007, in an aggregate principal amount not exceeding its Delayed Draw Commitment.  Any amount repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.

SECTION 2.02.  Loans and Borrowings.  (a)  Each  Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)  Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that each Eurodollar Tranche E Term Borrowing that has an Interest Period beginning prior to the date that is 30 days after the Third Restatement Effective Date shall have an Interest Period with a duration of one month.  Each Committed Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the Borrower shall be entitled to treat any Lender exercising such option as the Lender in respect of such Eurodollar Loan for all purposes hereunder, including Section 2.15.

(c)  At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Revolving

Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Committed Swingline Loan shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurodollar Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Tranche E Maturity Date or the Delayed Draw Maturity Date, as applicable.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, a Tranche E Term Borrowing or Delayed Draw Term Borrowing;
(ii) the aggregate amount of such Borrowing;
(iii) the date of such Borrowing, which shall be a Business Day;
(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each participating Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Committed Swingline Lender agrees to make Committed Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Committed Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Committed Swingline Loans.

(b)  To request a Committed Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Committed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Committed Swingline Loan.  The Administrative Agent will promptly advise the Committed Swingline Lender of any such notice received from the Borrower.  The Committed  Swingline Lender shall make each Committed Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Committed Swingline Lender (or, in the case of a Committed Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Committed Swingline Loan.

(c)  The Committed Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Committed Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Committed Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Committed Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Committed Swingline Lender, such Lender’s Applicable Percentage of such Committed Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Committed Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Committed Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Committed Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Committed Swingline Loan shall be made to the Administrative Agent and not to the Committed Swingline Lender.  Any amounts received by the Committed Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Committed Swingline Loan after receipt by the Committed Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Committed Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Committed Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Committed Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)  Any Revolving Lender, Tranche E Lender or Delayed Draw Lender may (but shall not have any obligation to) agree to make, and make, Uncommitted Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $40,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that an Uncommitted Swingline Loan shall not be borrowed to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Uncommitted Swingline Loans.

(e)  Any Uncommitted Swingline Loan may be made pursuant to such procedures as shall be separately agreed between the Borrower and the relevant Lender, subject to the following provisions of this paragraph.  Each Lender in respect of an Uncommitted Swingline Loan that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (i) the amount of such Uncommitted Swingline Loan prior to making such Loan and (ii) any repayment of the principal of such Uncommitted Swingline Loan (in whole or in part) and the amount of such repayment, promptly upon receipt of such repayment.

(f)  It is understood that paragraph (c) of this Section shall not apply to Uncommitted Swingline Loans and the Revolving Lenders shall not have any obligation to acquire participations in such Loans.

SECTION 2.05.  Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the relevant Issuing Bank selected by the Borrower to issue such Letter of Credit and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), subject to renewal provisions reasonably acceptable to the applicable Issuing Bank (which shall in any event permit such Issuing Bank to disallow renewal) and (ii) the date that is five Business Days prior to the Revolving Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank in respect of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the

Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on (i) the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on the Business Day immediately preceding the date that such LC Disbursement is made or (ii) otherwise, the Business Day immediately following the later of the date that such LC Disbursement is made or the date of receipt by the Borrower of notice of such LC Disbursement; provided that, if such LC Disbursement is not less than the applicable minimum borrowing amount, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)  Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement or Termination of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  An Issuing Bank’s obligations to issue additional Letters of Credit hereunder may be terminated at any time by written agreement among the Borrower, the Administrative Agent and such Issuing Bank; provided that after giving effect thereto there is at least one remaining Issuing Bank obligated to issue Letters of Credit.  The Administrative Agent shall notify the Lenders of any such replacement or termination of an Issuing Bank.  At the time any such replacement or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced or terminated Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter.  After the replacement or termination of an Issuing Bank hereunder, the replaced or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or termination, but shall not be required to issue additional Letters of Credit.

(j)  Addition of Issuing Bank.  Any Revolving Lender may at any time become an Issuing Bank hereunder by written agreement between the Borrower and such Revolving Lender, subject to notice to and the consent (not to be unreasonably withheld) of the Administrative Agent.  From and after the effective date of any such Revolving Lender becoming an Issuing Bank, such Revolving Lender shall have the rights and obligations of an Issuing Bank under this Agreement.  Any Revolving Lender that becomes an Issuing Bank shall not cease to be an Issuing Bank hereunder if it later ceases to be a Revolving Lender hereunder.

(k)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(l)  Certain Notices by Issuing Banks.  Each Issuing Bank that is not the same Person as the Person serving as the Administrative Agent shall notify the Administrative Agent of (i) the amount and expiration date of each Letter of Credit issued by such Issuing Bank at or prior to the time of issuance thereof, (ii) any amendment or modification to any such Letter of Credit at or prior to the time of such amendment or modification and (iii) any termination, surrender, cancelation or expiry of any such Letter of Credit at or prior to the time of such termination, surrender, cancelation or expiration.

(m)  Existing Letters of Credit.  All Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement as of the Original Effective Date and thereupon shall constitute Letters of Credit for all purposes of the Loan Documents.

SECTION 2.06.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a)  Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Revolving Commitments shall terminate on the Revolving Maturity Date.  The Tranche E Commitments terminated on the Third Restatement Effective Date upon funding of the Tranche E Term Loans.  Unless previously terminated, the Delayed Draw Commitments shall terminate on the earlier of the date on which Delayed Draw Term Loans are borrowed hereunder (after giving effect to the borrowing thereof) and the close of business on November 1, 2007.

(b)  The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the total Revolving Commitments.

(c)  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche E Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Delayed Draw Term Loan of such Lender as provided in Section 2.10 and (iv) to each Swingline Lender the then unpaid principal amount of each Swingline Loan of such Lender on the earlier of the Revolving Maturity Date and the date that is five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made to the Borrower hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Amortization of Term Loans.  (a)  Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche E Term Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2007	$1,312,500
September 30, 2007	$1,312,500
December 31, 2007	$1,312,500
March 31, 2008	$1,312,500
June 30, 2008	$1,312,500
September 30, 2008	$1,312,500
December 31, 2008	$1,312,500
March 31, 2009	$1,312,500
June 30, 2009	$1,312,500
September 30, 2009	$1,312,500
December 31, 2009	$1,312,500
March 31, 2010	$1,312,500
June 30, 2010	$1,312,500
September 30, 2010	$1,312,500
December 31, 2010	$1,312,500
March 31, 2011	$1,312,500
June 30, 2011	$1,312,500
September 30, 2011	$1,312,500
December 31, 2011	$1,312,500
March 31, 2012	$1,312,500
June 30, 2012	$1,312,500
September 30, 2012	$1,312,500
December 31, 2012	$1,312,500
March 31, 2013	$1,312,500
June 30, 2013	$1,312,500
September 30, 2013	$246,093,750
Tranche E Maturity Date	$246,093,750

(b)  Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Delayed Draw Term Loans (i) in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 ending after the date on which any Delayed Draw Term Loans are borrowed, commencing on December 31, 2007, and ending on and including June 30, 2013, in an amount for each such date equal to 0.25% of the aggregate original principal amount of all Delayed Draw Term Loans borrowed, and (ii) on each of September 30, 2013, and the Delayed Draw Maturity Date in installments equal to 47.125% of the aggregate original principal amount of all Delayed Draw Term Loans borrowed.

(c)  To the extent not previously paid (i) all Tranche E Term Loans shall be due and payable on the Tranche E Maturity Date and (ii) all Delayed Draw Term Loans shall be due and payable on the Delayed Draw Maturity Date.

(d)  Any prepayment of a Term Borrowing of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section in the direct chronological order of maturity.  If the initial aggregate amount of the Lenders’ Tranche E Commitments exceeds the aggregate principal amount of Tranche E Term Loans made on the Third Restatement Effective Date, then the scheduled repayments of Tranche E Term Borrowings to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess.

(e)  Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of such Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.  Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)  In the event and on each occasion that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(k)) in an aggregate amount equal to such excess.

(c)  In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are so received, prepay Term Borrowings in accordance with paragraph (e) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, in the case of any event described in clause (a) or (b) of the definition of the term Prepayment Event and subject to Section 6.06, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that the Borrower or its Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 360 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower or its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 360-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.  In addition, in the event and on each occasion that the Borrower or any Subsidiary shall sell, lease or otherwise dispose of any asset (whether or not such transaction shall constitute a Prepayment Event), if the Borrower would be required to prepay or redeem, or to offer to prepay or redeem, any Subordinated Debt or any Senior Unsecured Debt as a result of such transaction unless the proceeds of such transaction are applied within a specified period to prepay Term Borrowings (or otherwise reinvested as permitted in accordance with the terms of such Subordinated Debt or Senior Unsecured Debt, as applicable), then the Borrower shall (unless such proceeds are otherwise reinvested within the specified period in a manner that relieves the Borrower of any such requirement in respect of the Subordinated Debt or Senior Unsecured Debt, as applicable) prepay Term Borrowings in accordance with paragraph (e) below within such specified period to the extent necessary to relieve the Borrower of any such requirement.

(d)  Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, the Borrower shall prepay Term Borrowings in accordance with paragraph (e) below in an aggregate amount equal to the excess, if any, of (A) 50% of Excess Cash Flow for such fiscal year over (B) the aggregate principal amount of Term Loans optionally prepaid during the period from and including March 31 of the fiscal year for which Excess Cash Flow is being calculated to but excluding March 31 of the fiscal year during which such prepayment is being made (or, if earlier, the date on which such prepayment is made); provided that (i) the aggregate prepayment amount required by this paragraph in respect of a fiscal year shall be calculated based upon 25% (instead of 50%) of Excess Cash Flow for such fiscal year if the Leverage Ratio is less than 4.0 to 1.0 on the last day of such fiscal year and (ii) no prepayment shall be required by this paragraph in respect of Excess Cash Flow for any fiscal year if the Leverage Ratio is less than 3.5 to 1.0 on the last day of such fiscal year.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e)  Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.  In the event of any such optional or mandatory prepayment of Term Borrowings made at a time when Term Borrowings of both Classes remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between the Tranche E Term Borrowings and Delayed Draw Borrowings pro rata based on the aggregate principal amount of then outstanding Borrowings of each such Class.

(f)  The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the relevant Swingline Lender) by telephone

(confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR  Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the relevant Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g)  All prepayments of Tranche E Term Loans or Delayed Draw Term Loans effected on or prior to the date that is one year after the Third Restatement Effective Date with the proceeds of a substantially concurrent issuance or incurrence of new secured credit facilities (excluding a refinancing of all the facilities outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction) so long as the primary purpose of such transaction is not to refinance Indebtedness hereunder at an Applicable Rate or similar interest rate spread more favorable to the Borrower), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the Applicable Rate or similar interest rate spread applicable to such new term loans is or, upon the satisfaction of certain conditions, could be less than the Applicable Rate applicable to the Tranche E Term Loans or Delayed Draw Term Loans, as the case may be, as of the Third Restatement Effective Date.

SECTION 2.12.  Fees.  (a)  The Borrower agrees to pay to the Administrative Agent (i) for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Original Effective Date to but excluding the date on which such Revolving Commitment terminates and (ii) for the account of each Delayed Draw Loan Lender a commitment fee, which shall accrue at the rate of 1.50% per annum on the daily unused amount of the Delayed Draw Commitment of such Lender during the period from and including the Third Restatement Effective Date to but excluding the date on which such Delayed Draw Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments of the applicable Class terminate, commencing on the first such date to occur after the Third Restatement Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)  The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as applicable for purposes of determining the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum (or such other rate separately agreed upon between the Borrower and such Issuing Bank) on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Original Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed to be payable to the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Committed Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Each Uncommitted Swingline Loan shall bear interest at such rate per annum as shall be separately agreed by the Borrower and the relevant Uncommitted Swingline Lender; provided that such rate shall not exceed the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any  Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or
(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit issued by such Issuing Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower agrees to pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or an Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower agrees to pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined reasonably and in good faith by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.18.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC

Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Committed Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Committed Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Committed Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Committed Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Committed Swingline Lender), which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20.  Increase in Revolving Credit Commitments.  (a)  The Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Revolving Lenders), request that the total Revolving Commitments be increased (a “Revolving Commitment Increase”); provided that the total

Revolving Commitments shall not be increased by more than $25,000,000 during the term of this Agreement pursuant to this Section.  Such notice shall set forth (i) the amount of the requested increase in the total Revolving Commitments and the date on which such increase is requested to become effective and (ii) whether the Borrower desires to effect all or any portion of such increase by offering the Revolving Lenders the opportunity to ratably increase their Revolving Commitments.  If such notice indicates that the Borrower elects to offer Revolving Lenders the opportunity to ratably increase their Revolving Commitments, the Administrative Agent will notify the Revolving Lenders of such offer and the amount of the proposed increase to be offered ratably to the Revolving Lenders, and each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Borrower’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount or decline to increase its Revolving Commitment (and any Revolving Lender that does not deliver such a notice within such 10-day period shall be deemed to have declined to increase its Revolving Commitment).  Regardless of whether the Borrower’s notice elects to offer Revolving Lenders the opportunity to ratably increase their Revolving Commitments, the Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Revolving Lender”), which may include any Lender, to extend Revolving Commitments or increase their existing Revolving Commitments in order to effect all or part of the proposed increase in the total Revolving Commitments; provided that each Augmenting Revolving Lender, if not already a Revolving Lender hereunder, shall be subject to the approval of the Administrative Agent, each Issuing Bank and the Committed Swingline Lender (such approvals not to be unreasonably withheld), and the Borrower and each Augmenting Revolving Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Revolving Lender hereunder.  Any increase in the total Revolving Commitments may be made in an amount which is less than the increase requested by the Borrower if the Borrower so elects.

(b)  On the effective date (the “Revolving Commitment Increase Effective Date”) of any Revolving Commitment Increase, if any Revolving Loans are outstanding, the Borrower (i) shall prepay all Revolving Loans then outstanding (including all accrued but unpaid interest thereon) and (ii) may, at its option, fund such prepayment by simultaneously borrowing Revolving Loans of the Types and for the Interest Periods specified in a Borrowing Request delivered pursuant to Section 2.03, which Revolving Loans shall be made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments (calculated after giving effect to the Revolving Commitment Increase); provided that such prepayment of Revolving Loans pursuant to this paragraph shall not be required if such Revolving Commitment Increase is effected entirely by ratably increasing the Revolving Commitments of the existing Revolving Lenders.  The payments made pursuant to clause (i) above in respect of each Eurodollar Loan shall be subject to Section 2.16.

(c)  Increases and new Revolving Commitments created pursuant to this Section 2.20 shall become effective on the date specified in the notice delivered by the Borrower pursuant to the first sentence of paragraph (a) above; provided that the

Borrower may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), extend such date by up to 30 days by delivering written notice to the Administrative Agent no less than three Business Days prior to the date specified in the notice delivered by the Borrower pursuant to the first sentence of paragraph (a) above.

(d)  Notwithstanding the foregoing, no increase in the total Revolving Commitments (or in the Revolving Commitment of any Revolving Lender) or addition of an Augmenting Revolving Lender shall become effective under this Section unless (i) on the Revolving Commitment Increase Effective Date, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, and (ii) the Administrative Agent shall have received (with sufficient copies for each of the Lenders) (A) documents consistent with those delivered on the First Restatement Effective Date under clauses (b) and (c) of Section 7 of the Amendment and Restatement Agreement and (B) to the extent requested by the Administrative Agent, documents consistent with those delivered on the First Restatement Effective Date under clauses (f)(ii)(A) and (B) of Section 7 of the Amendment and Restatement Agreement.

SECTION 2.21.  Incremental Term Loans.  (a)  The Borrower may, by written notice to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Term Lenders), request to add one or more additional tranches of term loans hereunder (“Incremental Term Loans”); provided that (i) the aggregate principal amount of Incremental Term Loans made hereunder during the term of this Agreement shall not exceed $200,000,000 and (ii) each tranche of Incremental Term Loans shall be in an aggregate principal amount not less than $50,000,000 (or such lesser amount as represents the entire remaining availability under clause (i) above).  Such notice shall (A) set forth the amount and proposed terms of the requested Incremental Term Loans and (B) offer the Term Lenders the opportunity to participate (pro rata in accordance with their share of the aggregate principal amount of outstanding Term Loans) in providing such Incremental Term Loans.  The Administrative Agent will notify the Term Lenders of such offer and each Term Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Borrower’s notice, either agree to provide all or a portion of the offered amount or decline to participate in such Incremental Term Loans (and any Term Lender that does not deliver such a notice within such 10-day period shall be deemed to have declined to participate in such Incremental Term Loans).  The Borrower may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Term Lender”), which may include any Lender, to agree to provide Incremental Term Loans in order to effect all or part of the proposed Incremental Term Loans that are not subscribed for by the Term Lenders; provided that each Augmenting Term Lender, if not already a Term Lender hereunder, shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld).

(b)  The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the other Obligations, (ii) shall not have a final maturity date earlier than the Tranche E Maturity Date,  (iii) shall not have a weighted average life that is shorter than the remaining weighted average life of the then-outstanding Term Loans and (iv) shall have other terms (other than pricing, including any fees, any initial issue discount, any redemption premiums and interest rate) that, to the extent not consistent in all material respects with the terms of the then-outstanding Term Loans, shall be reasonably satisfactory to the Administrative Agent.

(c)  Each Lender and Augmenting Term Lender that elects to extend Incremental Term Loans (collectively, the “Incremental Lenders”) shall enter into an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, such Incremental Lenders and the Administrative Agent.  An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section.  The effectiveness of any Incremental Facility Amendment and the funding of Incremental Term Loans thereunder shall, in addition to such other conditions as the Borrower and the Incremental Lenders may agree, be subject to (i) the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (as though the date of funding of the Incremental Tem Loans were the date of Borrowing referred to in Section 4.02) and (ii) the condition that Holdings and the Borrower are in compliance, on a pro forma basis after giving effect to the incurrence of such Incremental Term Loans, with the covenants contained in Sections 6.12 and 6.13, recomputed as of the last day of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01 (determined in the same manner as required under clause (xi)(B) of Section 6.01(a)).

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of Holdings, the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Restatement Transactions to be entered into by each Loan Party are within such Loan Party’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company action and, if required, stockholder action.  This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Restatement Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any of Holdings, the Borrower or the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of Holdings, the Borrower or the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any of Holdings, the Borrower or the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any of Holdings, the Borrower or the Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  Holdings and the Borrower have heretofore furnished to the Lenders the audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of each of (x) Holdings and its consolidated subsidiaries and (y) the Borrower and its consolidated subsidiaries, in each case as of December 31, 2006.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of (A) in the case of the financial statements referred to in clause (x) above, Holdings and its consolidated subsidiaries and (B) in the case of the financial statements referred to in clause (y) above, the Borrower and its consolidated subsidiaries, in each case as of such dates and for such periods, in accordance with GAAP.

(b)  Holdings and the Borrower have heretofore furnished to the Lenders the pro forma combined consolidated balance sheet of Holdings as of December 31, 2006, prepared giving effect to the Restatement Transactions as if the Restatement Transactions had occurred on such date.  Such pro forma combined consolidated balance sheet (i) has been prepared in good faith based on assumptions believed by Holdings and the Borrower to be reasonable, (ii) is based on the best information available to Holdings and the Borrower after due inquiry, (iii) accurately reflects all adjustments necessary to give effect to the Restatement Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of Holdings and its consolidated subsidiaries as of December 31, 2006, as if the Restatement Transactions had occurred on such date.

(c)  Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Restatement Transactions, none of Holdings, the Borrower or the Subsidiaries has, as of the Third

Restatement Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)  Since December 31, 2006, there has been no change or effect that is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a)  Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, or other valid and enforceable rights to use, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of Holdings, the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)  [Intentionally Omitted].

(d)  Schedule 3.05(d) sets forth the address or legal description of each parcel of real property that is owned or leased by the Borrower or any Subsidiary as of the Third Restatement Effective Date after giving effect to the Restatement Transactions, in each case indicating whether such real property is owned or leased, and the record owner of such real property.

(e)  As of the Third Restatement Effective Date, none of Holdings, the Borrower or the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property, or any sale or disposition thereof in lieu of condemnation.  Except as set forth on Schedule 3.05(e), as of the Third Restatement Effective Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option to purchase or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06.  Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or the Borrower, threatened against or affecting any of Holdings, the Borrower or the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Restatement Transactions.

(b)  Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings, the Borrower or the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any facts, conditions or circumstances that would reasonably be expected to result in any Environmental Liability.

(c)  Since the Third Restatement Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of Holdings, the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  None of Holdings, the Borrower or the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that, if required to be paid, would reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent annual financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of Holdings, the Borrower or the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries.  Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries.  Schedule 3.12 sets forth the name and jurisdiction of organization of, and the direct or indirect ownership interest of the Borrower in, each Subsidiary and identifies each such Subsidiary that is a Subsidiary Loan Party, in each case as of the Third Restatement Effective Date.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Third Restatement Effective Date.  As of the Third Restatement Effective Date, all premiums due and payable in respect of such insurance have been paid.  Holdings and the Borrower reasonably believe that the insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries is adequate.

SECTION 3.14.  Labor Matters.  As of the Third Restatement Effective Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Holdings or the Borrower, threatened.  The hours worked by and payments made to employees of Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or any Subsidiary, as applicable.  The consummation of the Restatement Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Restatement Transactions to occur on the Third Restatement Effective Date and immediately following the making of each Loan made on the Third Restatement Effective Date and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Third Restatement Effective Date.

SECTION 3.16.  Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under and as defined in the Subordinated Debt Documents.

SECTION 3.17.  Security Interests.  The representations and warranties in the Security Documents are true and correct.

SECTION 3.18.  Initial RP Basket Amount.  The Initial RP Basket Amount does not exceed the amount that, as of December 31, 2006, could be paid as a Restricted Payment (as defined in the Initial Indenture) on December 31, 2006, pursuant to paragraph (a) of Section 4.04 of the Initial Indenture.

ARTICLE IV

Conditions

SECTION 4.01.  [Intentionally Omitted].

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (it being understood that the continuation or conversion of a Borrowing does not constitute the making of a Loan for purposes of this Section 4.02), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)  The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (except representations and warranties not qualified as to materiality, which representations and warranties shall be true and correct in all material respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except, to the extent such representations or warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03.  Delayed Draw Funding.  The obligation of each Delayed Draw Lender to make Delayed Draw Term Loans hereunder is subject to the satisfaction (or waiver pursuant to Section 9.08) of the condition that arrangements for the Redemption and the use of the proceeds of the Delayed Draw Term Loans to effect the Redemption shall have been made and shall be reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or have been cash collateralized (to the satisfaction of the Issuing Banks) and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  Holdings and the Borrower will furnish to the Administrative Agent and each Lender:

(a)  within 90 days after the end of each fiscal year of the Borrower (or, during any time that Holdings or the Borrower is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, such shorter period as the Securities and Exchange Commission shall specify for the filing of annual reports on Form 10-K), the audited consolidated and unaudited consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of each of (i) Holdings and its consolidated subsidiaries and (ii) the Borrower and its consolidated subsidiaries, in each case as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the entities to which such financial statements pertain on a consolidated basis in accordance with GAAP consistently applied;

(b)  within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, during any time that Holdings or the Borrower is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, such shorter period as the Securities and Exchange Commission shall specify for the filing of quarterly reports on Form 10-Q), the consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows of each of (i) Holdings and its consolidated subsidiaries and (ii) the Borrower and its consolidated subsidiaries, in each case as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings (in the case of clause (i)) or the Borrower (in the case of clause (ii)), as presenting fairly in all material respects the financial condition and results of operations of the entities to which such financial statements pertain on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.12 and 6.13, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) stating whether any Tax Distributions were made during the period covered by such financial statements and, if so, the amount thereof and setting forth a summary description of the calculation thereof;

(d)  within 45 days after the commencement of each fiscal year of Holdings beginning with the fiscal year commencing January 1, 2007, a reasonably detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any of Holdings, the Borrower or the Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be; and

(f)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any of Holdings, the Borrower or the Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02.  Notices of Material Events.  Holdings and the Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after any Financial Officer or other executive officer of either Holdings or the Borrower obtains knowledge thereof:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability to any of Holdings, the Borrower or the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  Holdings or the Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (b) in the case of any Loan Party that is not a “registered organization” (as defined in Article 9 of the Uniform Commercial Code as from time to time in effect in the State of New York), in the location of such Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in any Loan Party’s identity or corporate structure, (d) in any Loan Party’s “organizational identification number” or any similar jurisdictional identification number required for the filing of financing statements in any jurisdiction or (e) in any Loan Party’s jurisdiction of organization.  Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or have been prepared and delivered to the Administrative Agent for filing) under the Uniform Commercial Code or otherwise that are required in order for the

Administrative Agent and Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.  Holdings and the Borrower also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.04.  Existence; Conduct of Business.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05.  Payment of Obligations.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except (a) where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) except for Tax liabilities, where the failure to make payment (individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.  Maintenance of Properties.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and subject to casualty and condemnation events (in which case such property shall be repaired or replaced as promptly as practicable).

SECTION 5.07.  Insurance.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents.  Holdings and the Borrower will furnish (or cause to be furnished) to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08.  Casualty and Condemnation.  Holdings and the Borrower (a) will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

SECTION 5.09.  Books and Records; Inspection Rights.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and (so long as a representative of Holdings or the Borrower has been afforded a reasonable opportunity to be present at such discussions) independent accountants, all at such reasonable times and as often as reasonably requested; provided that, unless a Default has occurred and is continuing, the Borrower shall not be required to pay the expense of any such visit by a representative of a Lender, and shall only be required to pay the expense of two such visits by a representative of the Administrative Agent during any fiscal year.

SECTION 5.10.  Compliance with Laws.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds and Letters of Credit.  The proceeds of the Tranche E Term Loans will be used only to prepay Tranche D Term Loans outstanding on the Third Restatement Effective Date.  The proceeds of the Delayed Draw Term Loans will be used only to redeem outstanding Initial Senior Unsecured Debt (the “Redemption”).  The proceeds of the Revolving Loans and Swingline Loans will be used only for general corporate purposes.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X.  Letters of Credit will be issued only for general corporate purposes.

SECTION 5.12.  Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Original Effective Date, the Borrower will, within five Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof (which notice shall indicate the name of such Subsidiary, the jurisdiction in which it is organized and its status, if applicable, as a Foreign Subsidiary or a Receivables Subsidiary or a Subsidiary Loan Party) and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13.  Further Assurances.  (a)  Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  Holdings and the Borrower also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)  If any material assets (including (i)  any real property acquired pursuant to a Permitted Operating Asset Swap if a Mortgaged Property was transferred pursuant to such Permitted Operating Asset Swap and (ii) any other material real property or material improvements thereto or any material interest therein, howsoever acquired) are acquired by any Loan Party after the Original Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien of the Collateral Agreement upon acquisition thereof), Holdings and the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Holdings and the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

SECTION 5.14.  Interest Rate Protection.  As promptly as practicable, and in any event within 90 days after the Original Effective Date, the Borrower will enter into, and thereafter maintain in effect for the periods specified below, one or more interest rate protection agreements on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be that (a) for a period of at least three years after the Original Effective Date, at least 30% of the consolidated Long-Term Indebtedness of the Borrower outstanding as of the Original Effective Date (as reduced at or before the date that such interest protection agreement becomes effective) will be Indebtedness that either bears interest at a fixed rate or the interest cost of which is hedged pursuant to such interest rate protection agreements and (b) for a period of at least one year after the Original Effective Date, at least an additional 20% of the consolidated Long-Term Indebtedness of the Borrower outstanding as of the Original Effective Date (as reduced at or before the date that such interest protection agreement becomes effective) will be Indebtedness that either bears interest at a fixed rate or the interest cost of which is hedged pursuant to such interest protection agreements.

SECTION 5.15.  Fiscal Periods.  Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, have a fiscal year ending on December 31 and fiscal quarters ending on the last day of each calendar quarter.

SECTION 5.16.  Post-Closing Requirement.  Within 90 days after the Third Restatement Effective Date (subject to extension in the discretion of the Administrative Agent), the Borrower will to the extent requested by the Administrative

Agent, deliver to the Administrative Agent (a) amendments to each Mortgage providing that the Tranche E Term Loans and Delayed Draw Term Loans of each Lender (in addition to other Obligations) shall be secured by a Lien on each Mortgaged Property and (b) a policy or policies of title insurance or title endorsement to an existing title insurance policy, issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by this Agreement, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full and all Letters of Credit have expired or terminated or have been cash collateralized (to the satisfaction of the Issuing Banks) and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness; Certain Equity Securities; Designated Senior Indebtedness.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;
(ii) the Subordinated Debt and the Senior Unsecured Debt;
(iii) Indebtedness existing on the Original Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by capitalization of interest and fees) or result in an earlier maturity date or decreased weighted average life thereof;
(iv) Indebtedness of (A) the Borrower to any Subsidiary (other than a Receivables Subsidiary) or (B) any Subsidiary to the Borrower or any other Subsidiary (other than a Receivables Subsidiary); provided that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;
(v) Guarantees by the Borrower of Indebtedness of any Subsidiary (other than a Receivables Subsidiary) and by any Subsidiary (other than a Receivables Subsidiary) of Indebtedness of the Borrower or any other Subsidiary (other than a Receivables Subsidiary); provided that (A) Guarantees by the Borrower or any Subsidiary that is a Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (B) a Subsidiary that is not a Loan Party shall not Guarantee Indebtedness of any Loan Party;

(vi) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets after the Original Effective Date, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, or Capital Lease Obligations resulting from sale-leaseback transactions consummated in compliance with Section 6.06, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by capitalization of interest and fees) or result in an earlier maturity date or decreased weighted average life thereof; provided that (A), except for Capital Lease Obligations resulting from sale-leaseback transactions pursuant to clause (b) of Section 6.06 and Capital Lease Obligations resulting from the Milton Sale-Leaseback, such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi), excluding Capital Lease Obligations resulting from the Milton Sale-Leaseback, shall not exceed $50,000,000 at any time outstanding;
(vii) Indebtedness of any Person that becomes a Subsidiary after the Original Effective Date; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (B) the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $50,000,000 at any time outstanding;
(viii) Indebtedness of any Receivables Subsidiary incurred pursuant to any Permitted Receivables Financing;
(ix) purchase price adjustment and similar obligations incurred by the Borrower or any Subsidiary in connection with a Permitted Acquisition, to the extent such obligations would otherwise constitute Indebtedness;
(x) senior unsecured Indebtedness of the Borrower or any Subsidiary; provided that (A) such Indebtedness is in respect of promissory notes or other debt securities issued as consideration for a Permitted Acquisition or is in respect of borrowed money, the proceeds of which are promptly applied as consideration for a Permitted Acquisition or to the satisfaction of any obligation permitted under clause (ix), (B) no Default shall have occurred and be continuing at the time of and after giving effect to the incurrence of such Indebtedness, (C) at the time of and after giving effect to the incurrence of such Indebtedness and the consummation of the relevant Permitted Acquisition, the Senior Leverage Ratio shall not exceed 4.00 to 1.00, and (D) prior to the incurrence of such Indebtedness the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer describing the Indebtedness to be incurred (and attaching true and correct copies of the documentation therefore) and the relevant Permitted Acquisition and certifying satisfaction of the requirements set forth in clauses (A),

(B) and (C) above (including reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (C) above);
(xi) Additional Subordinated Debt; provided that (A) no Default shall have occurred and be continuing at the time of and after giving effect to the incurrence of such Indebtedness, (B) at the time of and after giving effect to the incurrence of such Indebtedness, Holdings and the Borrower are in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most recently ended fiscal quarter of Holdings for which financial statements have been delivered pursuant to Section 5.01, as if (1) such Indebtedness (and any other Indebtedness then outstanding that was incurred pursuant to clause (vi), (vii) or (x) above or this clause (xi)) had been incurred on the first day of the relevant period for testing compliance (in the case of Section 6.12), (2) Total Indebtedness as of the last day of such most recently ended fiscal quarter was equal to Total Indebtedness at the time of and after giving effect to the incurrence of such Indebtedness (in the case of Section 6.13), and (3) any Material Acquisition or Material Disposition had occurred on the first day of the relevant period for testing compliance (in the case of Section 6.12) and (C) prior to the incurrence of such Indebtedness the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer describing the Indebtedness to be incurred (and attaching true and correct copies of the documentation therefor) and certifying satisfaction of the requirements set forth in the definition of “Additional Subordinated Debt” and in clauses (A) and (B) above (including reasonably detailed calculations demonstrating satisfaction of the requirement set forth in Clause (B) above); provided further that, for purposes of determining satisfaction of the requirements of clause (B) above, compliance with Sections 6.12 and 6.13 shall be determined disregarding any termination of the Revolving Commitments or discharge of the Revolving Exposures as though such Sections were in effect for the benefit of all Lenders and without giving effect to any waiver, amendment or modification that has not been approved by the Required Lenders; and
(xii) other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that the aggregate principal amount of Indebtedness of the Subsidiaries permitted by this clause (xii) shall not exceed $15,000,000 at any time outstanding.

(b)  Holdings will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under the Loan Documents and Guarantees in respect of the Senior Unsecured Debt, Subordinated Debt and Additional Subordinated Debt.

(c)  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) those that do not qualify as Disqualified Stock issued by Holdings and (ii) preferred Equity Interests issued by Holdings in connection with the Holdings Corporate

Conversion that would not constitute Disqualified Stock but for the requirement that such Equity Interests be redeemed upon consummation of an IPO.

(d)  The Borrower will not, and the Borrower will not permit any Subsidiary to, designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for purposes of, and as defined in, any of the Subordinated Debt Documents.

SECTION 6.02.  Liens.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;
(ii) Permitted Encumbrances;
(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Original Effective Date and set forth in Schedule 6.02(a); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Original Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (A) the capitalization of interest and (B) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced);
(iv) any Lien on any property or asset acquired after the Original Effective Date and existing prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Original Effective Date that exists prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (1) the capitalization of interest and (2) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced);
(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary after the Original Effective Date and Liens on assets attributable to Capital Lease Obligations with respect to such assets; provided that (A) such security interests secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) except for such Liens attributable to Capital

Lease Obligations resulting from sale-leaseback transactions pursuant to clause (b) of Section 6.06 and Capital Lease Obligations resulting from the Milton Sale-Leaseback, such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;
(vi) assignments and sales of Receivables and Related Security pursuant to a Permitted Receivables Financing and Liens arising pursuant to a Permitted Receivables Financing on Receivables and Related Security sold or financed in connection with such Permitted Receivables Financing;
(vii) Liens arising from precautionary UCC financing statements filed with respect to any lease permitted by this Agreement;
(viii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Borrower or any Subsidiary maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xi) licenses, sublicenses, leases and subleases entered into in the ordinary course of business and any landlords’ liens arising under any such leases;
(xii) Liens arising solely under Article 4 of the Uniform Commercial Code relating to collection on items in collection and documents and proceeds related thereto;
(xiii) obligations with respect to repurchase agreements of the type described in clause (d) of the definition of Permitted Investments; and
(xiv) other Liens not otherwise permitted by this Section securing Indebtedness in an aggregate amount not exceeding $25,000,000 at any time outstanding.

(b)  Holdings will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except Liens created under the Loan Documents and Permitted Encumbrances.

SECTION 6.03.  Fundamental Changes.  (a)  Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary (other than a Receivables Subsidiary) may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary (other than a Receivables Subsidiary) may merge into any other Subsidiary (other than a Receivables Subsidiary) in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party, (iii) any Subsidiary (other than a Receivables Subsidiary) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (iv) the Borrower may permit another Person to merge or consolidate with the Borrower or a Subsidiary (other than a Receivables Subsidiary) in order to effect a Permitted Acquisition that is permitted by Section 6.04 (provided that the surviving entity is the Borrower or a wholly-owned Subsidiary); provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04, (v) a Subsidiary may merge into and consolidate with another Person in order to effect a transaction in which all the Equity Interests of such Subsidiary owned directly or indirectly by the Borrower would be disposed of; provided that such transaction is (A) treated as a sale of the Equity Interests of such Subsidiary for all purposes of this Agreement and (B) permitted by and conducted in compliance with (and treated for all purposes of this Agreement as a sale of the Equity Interests of such Subsidiary pursuant to) Section 6.05(a)(v), (vi) Holdings may effect the Holdings Corporate Conversion and (vii) Borrower may effect the Borrower Corporate Conversion.

(b)  The Borrower will not permit the Borrower and the Subsidiaries (taken as a whole) to engage to any material extent in any business other than businesses conducted by the Operating Businesses as of the Third Restatement Effective Date and businesses reasonably related thereto.

(c)  Holdings will not engage in any business or activity other than (i) the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto and (ii) consummation of the IPO and activities incidental thereto.  Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, Guarantees in respect of the Senior Unsecured Debt and Subordinated Debt, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  (a)  The Borrower will not, and will not permit any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(i) the Acquisition;
(ii) Permitted Investments;
(iii) investments, loans, advances and Guarantees existing on the Original Effective Date and set forth on Schedule 6.04(a);
(iv) investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged to the extent required to satisfy the Collateral and Guarantee Requirement and (B) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, and Guarantees by Loan Parties of Indebtedness and other obligations of, Subsidiaries that are not Loan Parties (excluding all such investments, loans, advances and Guarantees existing on the Original Effective Date that are set forth on Schedule 6.04(a)), shall not exceed $25,000,000 at any time outstanding;
(v) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the extent required to satisfy the Collateral and Guarantee Requirement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a)(iv) above;
(vi) Guarantees constituting Indebtedness permitted by Section 6.01(a) and Guarantees by the Borrower of other obligations of any Subsidiary (other than a Receivables Subsidiary) and by any Subsidiary (other than a Receivables Subsidiary) of other obligations of the Borrower or any other Subsidiary (other than a Receivables Subsidiary); provided that (A) a Subsidiary shall not Guarantee the Subordinated Debt, the Senior Unsecured Debt or any Additional Subordinated Debt unless (1) such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, (2) such Guarantee of the Subordinated Debt or any Additional Subordinated Debt is subordinated to such Guarantee of the Obligations on terms no less favorable to the Lenders than the subordination provisions of the Subordinated Debt and (3) such Guarantee of the Subordinated Debt, the Senior Unsecured Debt or any Additional Subordinated Debt, as applicable, provides for the release and termination thereof, without action by any party, upon any release and termination of such Guarantee of the Obligations, (B) a Subsidiary that is not a Loan Party shall not Guarantee any obligations of any Loan Party and (C) the aggregate principal amount of Indebtedness and other obligations of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (a)(iv) above;
(vii) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(viii) Permitted Acquisitions; provided that (A) the consideration for each Permitted Acquisition shall consist solely of cash, Indebtedness permitted by clause (vi), (ix), (x), (xi) or (xii) of Section 6.01(a), Equity Interests of Holdings or a combination thereof and (B) the amount of consideration for Permitted Acquisitions that result in Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a)(iv) above (with the amount of such consideration to be allocated ratably among the assets and businesses acquired pursuant to a Permitted Acquisition for this purpose, based on the fair value thereof, as reasonably determined by a Financial Officer of the Borrower and certified to the Administrative Agent, and the amount so allocated to Subsidiaries that are not Loan Parties being treated as investments therein for purposes of the limitation in clause (a)(iv) above);
(ix) investments consisting of non-cash consideration received by the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of assets permitted by Section 6.05(a);
(x) deposits, prepayments and other credits made or extended to suppliers (A) in the ordinary course of business and consistent with past practices of the Operating Businesses or (B) otherwise in an amount not to exceed $5,000,000 at any time outstanding;
(xi) loans or advances to employees, officers or directors of the Borrower or any Subsidiary made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
(xii) Swap Agreements permitted by Section 6.07;
(xiii) Specified Investments;
(xiv) minority investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,000,000 at any time outstanding;
(xv) investments not otherwise permitted by this Section; provided that the aggregate amount of investments made on or after the Original Effective Date in reliance upon this clause (xv) (determined on the basis of the fair market value of the assets invested at the time so invested, in the case of non-cash investments) shall not exceed $10,000,000 at any time outstanding; and

(xvi) other investments made after the Third Restatement Effective Date if such investment is a Permitted Restricted Payment/Investment.

SECTION 6.05.  Asset Sales.  (a)  The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(i) sales of inventory, used or surplus equipment and Permitted Investments, in each case in the ordinary course of business;
(ii) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
(iii) Permitted Operating Asset Swaps;
(iv) sales or transfers of Receivables and interests therein, together with Related Security, pursuant to a Permitted Receivables Financing;
(v) sales, transfers and other dispositions of assets (other than to Holdings) that are not permitted by any other clause of this Section 6.05(a); provided that (A) in the case of any such sale, transfer or disposition of Equity Interests of a Subsidiary, such sale, transfer or disposition shall include all Equity Interests of and other investments in and loans and advances to such Subsidiary (and any other Subsidiary in which such sold Subsidiary holds an Equity Interest) and, after giving effect thereto, none of the Borrower and the Subsidiaries shall owe any Indebtedness to the Subsidiary so sold, transferred or otherwise disposed of, and (B) the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (v) shall not exceed $100,000,000 during any fiscal year of the Borrower;
(vi) sales of any fixed or capital assets pursuant to a sale-leaseback transaction in compliance with clause (a) of Section 6.06; and
(vii) the Milton Sale-Leaseback;

provided that (A) all sales, transfers, leases and other dispositions permitted by this paragraph (a) (other than those permitted by clause (ii) above) shall be made for fair value and (B) shall be (1) in the case of clause (i) above, for cash consideration (including accounts receivable on customary terms in the ordinary course of business), (2) in the case of clause (iii) above, for consideration permitted for a Permitted Operating Asset Swap, (3) in the case of clause (iv) above, for cash consideration or Subordinated Receivables Transfer Debt, (4) in the case of clause (v) above, for at least 80% cash consideration and (5) in the case of clause (vii) above, for cash consideration.

(b)  [Intentionally Omitted].

SECTION 6.06.  Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except (a) for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (b) this Section 6.06 shall not prohibit the Borrower or any Subsidiary from engaging in a sale or transfer of property permitted by clause (v) of Section 6.05(a) and thereafter leasing such property, provided that (i) such sale or transfer is made solely for cash consideration, (ii) any Capital Lease Obligations of the Borrower or any Subsidiary created thereby are permitted under Section 6.01(a) and (iii) such sale or transfer shall be treated as a Prepayment Event (regardless of whether such sale or transfer would otherwise fall within the definition of that term) and any Net Proceeds received in respect thereof shall be subject to the provisions of Section 2.11(c), provided that the reinvestment provisions of Section 2.11(c) shall not apply to any such Net Proceeds and (c) the Milton Sale-Leaseback.

SECTION 6.07.  Swap Agreements.  The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, other than (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any such Subsidiary has actual exposure (other than those in respect of (i) Equity Interests of Holdings, the Borrower or any Subsidiary, (ii) the Subordinated Debt or (iii) the Senior Unsecured Debt), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08.  Restricted Payments; Certain Payments of Indebtedness.  (a)  None of Holdings or the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) Subsidiaries may declare and pay dividends or make distributions ratably with respect to their capital stock or membership interests:
(ii) the Borrower may make Restricted Payments, not exceeding $5,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and the Subsidiaries;
(iii) the Borrower may make distributions to Holdings at such times and in such amounts, not exceeding $5,000,000 during any fiscal year, as shall be necessary to permit Holdings to discharge its permitted liabilities;

(iv) Holdings may redeem its Equity Interests and may make distributions to FPH so that FPH may make such redemptions of Equity Interests of FPH, in each case from former members of management, former employees, or former directors of Loan Parties, and the Borrower may make distributions to Holdings as necessary to fund such redemptions, provided that the aggregate amount applied for all such purposes shall not exceed $10,000,000 during any fiscal year;
(v) Holdings and the Borrower may pay (by distribution or otherwise) management fees to Madison Dearborn of up to $1,000,000 in the aggregate in any fiscal year;
(vi) distributions by the Borrower to Holdings to pay directors’ out-of-pocket expenses and indemnification obligations owing to directors;
(vii) the Borrower may make distributions to Holdings, and Holdings may in turn make distributions to FPH, (A) not exceeding $500,000 in the aggregate during any fiscal year, at such times as shall be necessary to permit FPH to discharge its corporate maintenance obligations and (B) not exceeding $500,000 in the aggregate during any fiscal year, at such times as shall be necessary to permit FPH to discharge its obligations related to its portion of common expenses shared with Holdings or the Borrower;
(viii) for so long as Holdings is a pass-through or disregarded entity for United States Federal income tax purposes, the Borrower may make distributions to Holdings, and Holdings shall in turn be permitted, to make Tax Distributions in respect of any taxable year of Holdings equal to the product of (A) the amount of taxable income allocated to the Members for such taxable year, less the amount of taxable loss allocated to the Members for all prior taxable years (except to the extent such taxable losses have previously been taken into account under this provision), times (B) the highest aggregate marginal statutory Federal, state and local income tax rate (determined taking into account the deductibility of state and local income taxes for Federal income tax purposes) to which any of the direct or indirect Members of Holdings who is an individual is subject for such year; and Holdings shall be permitted to make such Tax Distributions pursuant to this clause (viii) on a quarterly basis during such taxable year based on the best estimate of the chief financial officer of Holdings of the amounts specified in clauses (A) and (B) above; provided that if the aggregate amount of the estimated Tax Distributions made in any taxable year of Holdings exceeds the actual maximum amount of Tax Distributions for that year as finally determined, the amount of any Tax Distributions in the succeeding taxable year (or, if necessary, any subsequent taxable years) shall be reduced by the amount of such excess, with such restrictions on distributions to be calculated separately for each of Holdings’ Members;
(ix) after consummation of the IPO, the Borrower and Holdings may declare or make, agree to pay or make, or incur obligations to make, Restricted Payments in cash; provided that (A) the aggregate amount of such Restricted

Payments under this clause (ix) (including those made by the Holding Companies, the Borrower or the Timber Borrower under clause (xiii) of Section 6.08 of the First Restated Credit Agreement) plus the aggregate amount of cash consideration applied pursuant to clause (vii) of Section 6.08(b) shall not exceed the aggregate Net Proceeds received from the IPO, (B) all such Restricted Payments under this clause (ix) must be made within 180 days after the date of consummation of the IPO and (C) any Restricted Payments under this clause (ix) and any Net Proceeds from the IPO utilized to make such Restricted Payments shall be disregarded for purposes of determining the amount allowed for Permitted Restricted Payment/Investments;
(x) [intentionally omitted];
(xi) after consummation of the IPO, the Borrower may make distributions to Holdings, and Holdings may in turn make distributions to FPH at such times as shall be necessary to permit FPH to reimburse the expenses of Madison Dearborn incurred in connection with the consummation of the IPO, but any such distributions shall be deducted in calculating Net Proceeds from the IPO and any Net Proceeds from the IPO utilized to make such Restricted Payments shall be disregarded for purposes of determining the amount allowed for Permitted Restricted Payment/Investments and
(xii) after the Third Restatement Effective Date, Holdings may make any Restricted Payment, and the Borrower may make any Restricted Payment to Holdings in order to fund such Restricted Payment by Holdings, if such Restricted Payment is a Permitted Restricted Payment/Investment.

(b)  Neither Holdings nor the Borrower will, nor will the Borrower permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;
(ii) payment of interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Debt or any Additional Subordinated Debt prohibited by the subordination provisions thereof;
(iii) refinancings of Indebtedness to the extent permitted by Section 6.01 and refinancings of Indebtedness with the Net Proceeds of any Additional Subordinated Debt;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer or involuntary condemnation of the property or assets securing such Indebtedness;
(v) the Redemption shall be permitted if the Delayed Draw Term Loans are borrowed and, prior to the Redemption, the Borrower may purchase Initial Senior Unsecured Debt (provided that any such Initial Senior Unsecured Debt so purchased shall be retired);
(vi) payment of Indebtedness to the Borrower or a Subsidiary;
(vii) after consummation of the IPO, the Borrower may redeem or repurchase Senior Unsecured Debt or Subordinated Debt for cash consideration; provided that (A) the aggregate amount applied for such purposes plus the aggregate amount of Restricted Payments made pursuant to clause (ix) of Section 6.08(a) shall not exceed the aggregate Net Proceeds received from the IPO, (B) all such redemptions and repurchases must be made within 180 days after the date of consummation of the IPO, (C) any Senior Unsecured Debt or Subordinated Debt so redeemed or repurchased shall be retired and canceled and (D) the amount of Net Proceeds utilized to finance such redemptions and repurchases shall be disregarded for purposes of determining the amount of Permitted Restricted Payments/Investments; and
(viii) additional payments of Indebtedness not otherwise permitted by this Section 6.08(b); provided that such payments are treated as Restricted Payments pursuant to clause (xii) of Section 6.08(a) and are permitted thereby.

SECTION 6.09.  Transactions with Affiliates.  Neither Holdings nor the Borrower will, nor will the Borrower permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that do not involve Holdings and are at prices and on terms and conditions not less favorable to the Borrower or relevant Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and Subsidiaries that are Subsidiary Loan Parties not involving any other Affiliate, (c) [Intentionally Omitted], (d) the payment to Madison Dearborn of management fees in compliance with clause (v) of Section 6.08(a), (e) transactions entered into pursuant to and in compliance with the Supply Agreement, (f) transactions pursuant to and in compliance with the agreements entered into on the Original Effective Date described on Schedule 6.09, (g) any Restricted Payment permitted by Section 6.08 and (h) the issuance or exchange of Equity Interests of Holdings in order to effect the Holdings Corporate Conversion.

SECTION 6.10.  Restrictive Agreements.  Neither Holdings nor the Borrower will, nor will the Borrower permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests, or to make or repay loans or advances to the Borrower or any

Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Subordinated Debt Document or Senior Unsecured Debt Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Original Effective Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or any Permitted Receivables Financing if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Receivables and Related Security subject to such Permitted Receivables Financing, as the case may be, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) clause (b) of the foregoing shall not apply to restrictions or conditions imposed on a Receivables Subsidiary by a Permitted Receivables Financing.

SECTION 6.11.  Amendment of Material Documents.  Neither Holdings nor the Borrower will, nor will the Borrower permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Subordinated Debt Document or Additional Subordinated Debt Document, (b) any Senior Unsecured Debt Document, (c) its certificate of incorporation, by-laws or other organizational documents (other than those of Holdings in connection with the Holdings Corporate Conversion or the Borrower in connection with the Borrower Corporate Conversion), (d) the Acquisition Agreement, (e) the Additional Consideration Agreement, (f) the Supply Agreement or (g) any agreement listed on Schedule 6.09, other than any such amendments or modifications that are not adverse to the interests of the Lenders.

SECTION 6.12.  Interest Expense Coverage Ratio.  For the benefit of the Revolving Facility only (and only so long as there are any Revolving Commitments or any Revolving Exposure), Holdings will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters ending on any quarter-end date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
On or prior to and including December 31, 2007	2.000 to 1.000

January 1, 2008 to and including December 31, 2008	2.250 to 1.000

Thereafter	2.500 to 1.000

SECTION 6.13.  Leverage Ratio.  For the benefit of the Revolving Facility only (and only so long as there are any Revolving Commitments or any Revolving Exposure), Holdings will not permit the Leverage Ratio as of any quarter-end date during any period set forth below to exceed the ratio set forth opposite such period:

Period	Ratio
On or prior to and including December 31, 2007	5.00 to 1.00

January 1, 2008 to and including December 31, 2008	4.75 to 1.00

Thereafter	4.50 to 1.00

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  the Borrower shall fail to pay any principal of any Loan or fail to pay any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any of Holdings, the Borrower or the Subsidiaries in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate, financial statement or other document furnished by or on behalf of a Loan Party to an Agent or the Lenders pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  subject to the last paragraph of this Article, either Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) or 5.11 or in Article VI; provided that any Event of Default in respect of Section 6.12 or 6.13 may be waived, amended or modified by the Required Revolving Lenders in accordance with Section 9.02;

(e)  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)  any of Holdings, the Borrower or the Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (or, if applicable under the terms of such Indebtedness without giving effect to any amendment entered into in connection with the failure to make such payment, within any period of grace allowed with respect to such payment);

(g)  subject to the last paragraph of this Article, any event or condition occurs that (i) results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) results in the termination of a Permitted Receivables Financing prior to its scheduled termination (other than a voluntary termination by the Borrower) or enables or permits the financing parties thereunder or any trustee or agent on their behalf to terminate a Permitted Receivables Financing; provided that this clause (g) shall not apply (A) unless and until all applicable grace or cure periods shall have passed and (B) to Indebtedness that becomes due as a result of the voluntary sale or transfer of property or assets or as a result of the application (other than by reason of a breach or default by a Loan Party) of any provision in such Indebtedness that requires any Loan Party to prepay a portion (but less than substantially all) of such Indebtedness then outstanding or that requires any Loan Party to offer to redeem or repurchase some (but less than substantially all) of such Indebtedness then outstanding;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  any of Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any of Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  any of Holdings, the Borrower or the Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) shall be rendered against any of Holdings, the Borrower, the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by one or more judgment creditors to attach or levy upon any assets of any of Holdings, the Borrower or the Subsidiaries to enforce one or more of any such judgments in an aggregate amount in excess of $15,000,000;

(l)  an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)  any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral (other than Collateral with an aggregate fair market value not exceeding $5,000,000), with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement, (iii) as a result of the Collateral Agent’s failure to file or record any UCC financing statement or other document delivered to it for filing or recording or (iv) as a result of the applicable Security Document not requiring perfection with respect to such Collateral;

(n)  any Guarantee of the Obligations purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect; provided that this clause (n) shall not apply to any Guarantee that ceases to be in full force and effect in accordance with the express terms of any applicable Loan Document; or

(o)  a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding clauses (d) and (g) of this Article, any failure to comply with Section 6.12 or 6.13 shall not, in and of itself, constitute an Event of Default for purposes of the Term Loans or entitle the Term Lenders to exercise any right or remedy until the earlier to occur of (i) the 30th day after the delivery to the Administrative Agent by Holdings, the Borrower or any Term Lender of notice of such failure to so comply and (ii) the date that Revolving Commitments are terminated, or any Revolving Loans are declared due and payable or any other remedies are exercised by or on behalf of the Revolving Lenders, as a result of such failure to so comply.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any of Holdings, the Borrower or the Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of Holdings, the Borrower or the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the

Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor to the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor approved by the Borrower (which approval (i) shall not be unreasonably withheld or delayed and (ii) shall not be required during the continuance of an Event of Default).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each party hereto agrees and acknowledges that (i) the Syndication Agent and the Joint Lead Arrangers do not have any duties or responsibilities in their capacities as Syndication Agent and Joint Lead Arrangers, respectively, hereunder and shall not have, or become subject to, any liability hereunder in such capacities and (ii) the exculpation provisions contained herein relating to the Administrative Agent shall be equally applicable to the Syndication Agent, and the Syndication Agent shall receive the full benefit thereof.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to Holdings, to it at c/o Madison Dearborn Capital Partners IV, L.P., Three First National Plaza, Suite 3800, Chicago, IL 60602, Attention of Thomas S. Souleles and Samuel M. Mencoff (Telecopy No. (312) 895-1001);
(ii) if to the Borrower, to it at 1111 West Jefferson Street, P.O. Box 50, Boise, ID 83728, Attention of Chief Executive Officer and Chief Financial Officer (Telecopy No. (208) 384-4913);
(iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Agent Bank Services Group, 1111 Fannin Street, Houston, TX 77002, Attention of Leah Hughes (Telecopy No. (713) 750-2932) and, in the event of the delivery of a Borrowing Request, Saji Easo (Telecopy No. (713) 750-2599), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Predun (Telecopy No. (212) 270-5100);
(iv) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to it at Agent Bank Services Group, 1111 Fannin Street, Houston, TX 77002, Attention of Leah Hughes (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Predun (Telecopy No. (212) 270-5100);
(v) if to the Committed Swingline Lender, to JPMorgan Chase Bank, N.A., Agent Bank Services Group, 1111 Fannin Street, Houston, TX 77002, Attention of Leah Hughes (Telecopy No. (713) 750-2932), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York 10017, Attention of Peter Predun (Telecopy No. (212) 270-5100); and
(vi) if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.  All notices received by Holdings or the Borrower hereunder shall be deemed for all purposes under this Agreement to have been received by each of Holdings and the Borrower.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank, any Lender or any Loan Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks, the Lenders and the Loan Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce or forgive the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release any material Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit the applicable Loan Party’s liability in respect of any such material Guarantee, without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents (other than the releases expressly permitted by the Security Documents), without the written consent of each Lender, or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not other Classes) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (C) any waiver, amendment or modification of Section 6.12 or 6.13 (or related definitions to the extent applicable to determinations under such Sections) may be effected with the written consent of the Required Revolving Lenders (and shall not be effective without the written consent of the Required Revolving Lenders).  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Bank and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for each of the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by either Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for either of the Agents, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during  any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Borrower agrees to indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Third Restatement Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by any of the Borrower or the Subsidiaries, or any Environmental Liability related in any way to any of the Borrower or the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) the gross negligence, wilful misconduct or bad faith of such Indemnitee or (ii) a dispute arising exclusively between or among the Agents, the Lenders and/or the Issuing Banks.

(c)  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or Committed Swingline Lender under paragraph (a) or (b) of this Section, (i) each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount that is owing to the Administrative Agent and (ii) each Revolving Lender severally agrees to pay to such Issuing Bank or the Committed Swingline Lender, as the case may be, such Revolving Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount that is owing to such Issuing Bank or the Committed Swingline Lender, as the case may be; provided, in each case, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Committed Swingline Lender in its capacity as such.  For purposes of clause (i) above, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.  For purposes of clause (ii) above, a Revolving Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures and unused Revolving Commitments at the time.

(d)  To the extent permitted by applicable law, none of Holdings, the Borrower, the Agents, the Lenders or the Issuing Banks shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Third Restatement Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)  each Issuing Bank; provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless the Borrower and the Administrative Agent otherwise consent; provided that simultaneous assignments to two or more related Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment thresholds; provided further no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 to be paid by the assignor or assignee; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more related Approved Funds; and

(D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised, or managed by, or has as its principal investment advisor, a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers, advises, or manages a Lender or is the principal investment advisor of a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each

Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and each of Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)  (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Committed Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c)(ii) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If (a) an Event of Default (other than with respect to clause (a) or (b) of Article VII) shall have occurred and be continuing and the Loans shall have been declared due and payable by the Administrative Agent or (b) an Event of Default shall have occurred and be continuing with respect to clause (a) or (b) of Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  In the event that any Lender or an Affiliate of a Lender exercises its rights under this Section 9.08, such Lender shall promptly thereafter provide to the Borrower notice thereof (it being understood that a Lender’s failure to provide such notice shall not affect its rights under this Section 9.08).  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or its properties in the courts of any jurisdiction.

(c)  Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the first sentence of paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE THIRD RESTATEMENT TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of Holdings or the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower.  For the purposes of this Section, “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that information as defined in Section 9.12(a) furnished to it pursuant to this agreement may include material non-public information concerning the Borrower and  its related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this agreement will be syndicate-level information, which may contain material non-public information about the loan parties and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including federal and state securities laws.

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the

“Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  USA Patriot Act.  Each Lender hereby notifies the Borrower and Holdings that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and Holdings, which information includes the name and address of the Borrower and Holdings and other information that will allow such Lender to identify the Borrower and Holdings in accordance with the Act.

SECTION 9.15.  Effectiveness of Third Restated Credit Agreement.  After the Third Restatement Effective Date, all obligations of the Borrower under the Second Restated Credit Agreement shall become obligations of the Borrower hereunder, secured by the Security Documents, and the provisions of the Second Restated Credit Agreement shall be superseded by the provisions hereof.